UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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TESSERA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TESSERA TECHNOLOGIES, INC.

3025 Orchard Parkway

San Jose, CA 95134

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of the Stockholders of Tessera Technologies, Inc. which will be held on Wednesday, May 7, 2014 at 1:00 p.m. Pacific Daylight Time, at the Company’s principal executive offices at 3025 Orchard Parkway, San Jose, CA 95134.

We hope that you will vote as soon as possible to ensure that your shares will be represented.

The Board of Directors and management look forward to your participation.

Sincerely yours,

/S/ THOMAS LACEY
THOMAS LACEY Chief Executive Officer

San Jose, California

March 24, 2014

TESSERA TECHNOLOGIES, INC.

3025 Orchard Parkway

San Jose, CA 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 7, 2014

The Annual Meeting of the Stockholders of Tessera Technologies, Inc. (the “Company”) will be held on Wednesday, May 7, 2014 at 1:00 p.m. Pacific Daylight Time, at Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, for the following purposes:

1.	To elect ten members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2014;

4.	To approve the amendment to the Employee Stock Purchase Plan; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 14, 2014 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

We are pleased to be furnishing proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials and lowers the costs of printing and distributing our annual meeting materials. On or about March 27, 2014, a Notice of Internet Availability of Proxy Materials was mailed to our stockholders containing instructions on how to access our 2014 Proxy Statement and 2013 Annual Report on Form 10-K, and how to vote online. The Notice also included instructions on how you can receive a copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card by mail, via e-mail or by downloading them online. If you choose to receive your annual meeting materials by mail, the notice of annual meeting, proxy statement from the Board of Directors, proxy card and annual report will be enclosed. If you choose to receive your annual meeting materials via e-mail, the e-mail will contain voting instructions and links to the annual report and the proxy statement on the Internet, both of which are available at http://www.proxyvote.com and on our website at http://ir.tessera.com/. If you access http://www.proxyvote.com using the instructions on the Notice, you will also be given the option to elect to receive future proxy materials by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to the annual meeting materials and a link to the proxy voting site. Your election to receive future proxy materials by e-mail or in printed form by mail will remain in effect until you terminate such election.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy over the Internet, by telephone or by mail. If you attend the Annual Meeting of Stockholders and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders.

By Order of the Board of Directors
TESSERA TECHNOLOGIES, INC.

/S/ PAUL E. DAVIS

PAUL E. DAVIS Secretary

San Jose, California

March 24, 2014

TESSERA TECHNOLOGIES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 7, 2014

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with the solicitation of proxies for use prior to or at the Annual Meeting of Stockholders (the “Annual Meeting”) of Tessera Technologies, Inc. (together with its subsidiaries, herein referred to as the “Company”), a Delaware corporation, to be held at 1:00 p.m. Pacific Daylight Time on Wednesday, May 7, 2014 and at any adjournments or postponements thereof for the following purposes:

•	To elect ten members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

•	To hold an advisory vote on executive compensation;

•	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2014;

•	To approve the amendment to the Employee Stock Purchase Plan; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We made this proxy statement and accompanying form of proxy available to stockholders beginning on March 27, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 7, 2014:

This proxy statement, form of proxy and the Company’s 2013 Annual Report on Form 10-K are available electronically at http://www.proxyvote.com and on our website at http://ir.tessera.com.

Solicitation

This solicitation is made on behalf of our Board of Directors. The Company will bear the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to stockholders.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on March 14, 2014 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Annual Meeting, and each holder of common stock shall be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on March 14, 2014, there were 53,144,004 shares of common stock issued and outstanding, which were held by approximately 25 holders of record.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock present in person or represented by proxy will constitute a quorum. We will appoint an election inspector for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

The Company has adopted a majority vote standard for non-contested director elections and a plurality vote standard for contested director elections. The voting standard is discussed further under the section entitled “Proposal No. 1—Election of Directors—Voting Standard.”

All other proposals require the affirmative vote of holders of a majority of outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the same effect as negative votes on such proposals. Broker non-votes are not counted for any purpose in determining whether proposals have been approved.

Voting by Proxy Over the Internet, by Telephone or by Mail

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by mail are set forth on the Notice of Internet Availability of Proxy Materials mailed to you, or on the proxy card mailed to you if you chose to receive materials by mail. Instructions for voting by proxy by telephone are available on the Internet site identified on the Notice of Internet Availability of Proxy Materials or on the proxy card mailed to you if you chose to receive materials by mail. The Internet and telephone voting facilities will close at 11:59 pm Eastern Daylight Time on Tuesday, May 6, 2014. If you access http://www.proxyvote.com using the instructions on the Notice, you will also be given the option to elect to receive future proxy materials by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive future proxy materials by e-mail or in printed form by mail will remain in effect until you terminate such election.

If you sign and return a proxy card by mail but do not give voting instructions, your shares will be voted (1) FOR ALL of the ten (10) nominees named in Proposal No. 1 in this proxy statement; (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the Company for the fiscal year ending December 31, 2014; (3) FOR the approval of compensation of our named executive officers as disclosed in this proxy statement; (4) FOR the approval of the amendment to the Employee Stock Purchase Plan and (5) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Voting in Person at the Annual Meeting

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the broker, bank or other nominee who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing with the Company’s Secretary an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Paul E. Davis, Secretary, Tessera Technologies, Inc., at the address of our principal executive offices at 3025 Orchard Parkway, San Jose, California 95134. Our telephone number is (408) 321-6000. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit to the Board of Directors proposals to be presented at the 2015 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth above no later than November 27, 2014 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting.

Our Amended and Restated Bylaws, as amended to date, also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than January 7, 2015 and no later than February 6, 2015. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Board of Directors has nominated the ten (10) individuals identified under “Director Nominees” below for election as directors, all of whom are currently directors of the Company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Our Board of Directors is currently comprised of ten (10) members. Directors are elected at each annual meeting and hold office until their successors are duly elected and qualified at the next annual meeting. In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the ten (10) nominees designated below to serve until the 2015 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified.

Director Nominees

The following table sets forth certain information concerning the nominees for directors of the Company as of March 1, 2014.

Name	Age	Director Since	Position with the Company
Tudor Brown	55	2013	Director
John Chenault	66	2013	Director
George Cwynar	64	2013	Director
Peter A. Feld	34	2013	Director
Richard S. Hill	61	2012	Chairman of the Board
Thomas Lacey	55	2013	Chief Executive Officer and Director
George A. Riedel	56	2013	Director
Christopher A. Seams	51	2013	Director
Donald E. Stout	67	2013	Director
Timothy J. Stultz, Ph.D.	66	2012	Director

Tudor Brown has served on the Board since May 2013. Mr. Brown was one of the founding members and until May 2012, President of ARM Holdings plc (“ARM”), a publicly-traded, semiconductor IP and software design company based in Cambridge, UK. Mr. Brown began his career at ARM over twenty years ago as a principal engineer and later assumed other roles, including Chief Technical Officer from 1997 through 2000, Chief Operating Officer from 2001 through 2008, and a member of the board of directors from 2001 through his retirement in May 2012. Mr. Brown became President of ARM in July 2008 with responsibility for developing high-level relationships with industry partners and governmental agencies and for regional development, and served as a director on ARM’s board of directors. Mr. Brown was also a non-executive director of ANT Software Limited, a UK company, from April 2005 until February 2013. He became an independent director of Lenovo Group, listed on HKSE, in January 2013 and Semiconductor Manufacturing International Corporation in August 2013 and is a member of the advisory board of Annapurna Labs, an Israeli company. Mr. Brown received an MA degree in Electrical Sciences from Cambridge University, and holds one patent in low-power logic. He is a Fellow of the Institution of Engineering and Technology and a Fellow of the Royal Academy of Engineering.

The Board believes that Mr. Brown brings his experience as a founder and senior executive of one of the world’s most successful semiconductor technology and licensing companies, along with his strong operational experience and deep industry knowledge, to his role as a member of the Board.

John Chenault has served on the Board since March 2013. Mr. Chenault served as Chief Financial Officer of Novellus Systems, a semiconductor company, from April 2005 to September 2005, at which point he retired. Prior to that, he served as Vice President of Corporate Development from February 2005 to April 2005, Vice President of Operation and Administration from September 2003 to February 2005, Executive Vice President of

Worldwide Sales and Service from February 2002 to September 2003 and Executive Vice President of Business Operations from July 1997 to January 2002. Mr. Chenault also serves on the board of directors of Ultra Clean Technology. Mr. Chenault received a Bachelor of Business degree in Economics and an M.B.A. from Western Illinois University.

The Board believes Mr. Chenault brings his extensive management and operations experience in the semiconductor industry to his role as a member of the Board.

George Cwynar has served on the Board since May 2013. Mr. Cwynar is a consultant offering strategic and operational guidance, mentoring and executive coaching to small and mid-sized companies. Mr. Cwynar was the President of COM DEV Canada, a division of COM DEV International, a global designer and manufacturer of space hardware, from May 2008 until November 2009. From November 1994 until April 2007, Mr. Cwynar served as the President and Chief Executive Officer of MOSAID Technologies Incorporated (“MSD”), a Canadian-based leading designer and licensor of memory technology, and supplier of memory test systems to major semiconductor companies worldwide that was traded on the Toronto Stock Exchange. Prior to his work at MSD, Mr. Cwynar served in several capacities, including senior vice-president and general manager of operations at Macdonald Dettwiler & Associates, a systems engineering company specializing in remote sensing and air traffic control systems, from March 1980 until January 1994. Mr. Cwynar has served on the board of directors of Nanometrics, Inc., a privately held Canadian provider of instrumentation and technology for seismological and environment research since December 2013. Mr. Cwynar also served on the board of directors of MetroPhotonics Inc. from February 2001 until March 2007 and Accelerix Incorporated until it was acquired by MSD in 1999. Mr. Cwynar also currently serves on the Advisory Board of OCM Manufacturing. Mr. Cwynar earned a B.A.Sc in electrical engineering from the University of Toronto.

The Board believes that Mr. Cwynar brings his experience as the former chief executive officer of a semiconductor product and licensing company, as well as his technology and engineering background, to his role as a member of the Board.

Peter A. Feld has served on the Board since May 2013. Mr. Feld is a Managing Member and Head of Research of Starboard Value LP. Previously, Mr. Feld served as a Managing Director of Ramius LLC and a portfolio manager of Ramius Value and Opportunity Master Fund Ltd, a position he held between November 2008 and April 2011. Prior to becoming a Managing Director, Mr. Feld served as a Director at Ramius LLC from February 2007 to November 2008. Mr. Feld joined Ramius LLC as an Associate in February 2005. From June 2001 to July 2004, Mr. Feld was an investment banking analyst at Banc of America Securities, LLC, the investment banking arm of Bank of America Company, a bank and financial holding company. Mr. Feld has served on the board of directors of Unwired Planet, Inc. (f/k/a Openwave Systems Inc.), an intellectual property licensing company, since July 2011. Mr. Feld served on the board of directors of Integrated Device Technology, Inc., a mixed-signal semiconductor solutions company from June 2012 until February 2014. Mr. Feld served on the board of directors of SeaChange International, Inc., a company engaged in the delivery of multi-screen video, from December 2010 to January 2013. Mr. Feld previously served on the board of directors of CPI Corp. from July 2008 to July 2009.

The Board believes that Mr. Feld brings his experience as an active stockholder, board member, and expert in capital markets and corporate governance practices, as well as his knowledge of intellectual property licensing, to his role as a member of the Board.

Richard S. Hill has served as a member of the Board since August 2012 and as Chairman of the Board since March 2013. Mr. Hill also served as the Company’s Interim Chief Executive Officer from April 15, 2013 until May 29, 2013. Mr. Hill previously served as the Chief Executive Officer and member of the board of directors of Novellus Systems Inc., until its acquisition for more than $3 billion by Lam Research Corporation in June 2012. During his nearly 20 years leading Novellus Systems, a designer, manufacturer, and marketer of semiconductor equipment used in fabricating integrated circuits, Mr. Hill grew annual revenues from approximately $100 million to over $1 billion. Before joining Novellus in 1993, Mr. Hill spent 12 years with Tektronix Corporation, a leading designer and manufacturer of test and measurement devices such as oscilloscopes and logic analyzers. Mr. Hill rose through the ranks of the corporation starting as a General Manager of the Integrated Circuits division, and finishing his time as the President of the Tektronix Development Company and Tektronix Components Corporation. Before joining Tektronix, Mr. Hill worked in a variety of engineering and management positions with General Electric, Motorola and Hughes Aircraft Company. Presently, Mr. Hill is a member of the Boards of Directors of Arrow Electronics, Inc., a global provider of products and services to industrial and commercial users of electronic components and enterprise computing, Cabot Microelectronics Corporation, the leading global supplier of chemical mechanical planarization (CMP) slurries and a growing CMP pad supplier to the semiconductor industry, LSI Corporation, a provider of semiconductors and software to accelerate storage and networking in datacenters and mobile networks, and Planar Systems, Inc., a display and digital signage technology company. Mr. Hill received a B.S. in Bioengineering from the University of Illinois in Chicago and an M.B.A. from Syracuse University.

The Board believes that Mr. Hill brings extensive expertise in executive management and engineering for technology and defense-related companies to his role as Chairman of the Board.

Thomas Lacey has served on the Board since May 2013 and as its Chief Executive Officer since December 9, 2013. From May 2013 until his appointment as Chief Executive Officer, Mr. Lacey served as the Company’s Interim Chief Executive Officer. Mr. Lacey is the former Chairman and Chief Executive Officer of Components Direct, a provider of cloud-based product life cycle solutions, and served in those capacities from May 2011 to April 2013. Mr. Lacey also currently serves on the board of directors and the audit committee of publicly-traded International Rectifier Corporation, a leader in power management technology, and has served in those capacities since March 2008. Mr. Lacey has also served on the board of directors of DSP Group, Inc. (“DSP”), a publicly-traded leading global provider of wireless chipset solutions for converged communications, since May 2012 and joined its audit committee and became chairman of its nominating and governance committee in May 2013. Previously, Mr. Lacey served as the President, Chief Executive Officer and a director of Phoenix Technologies Ltd., a publicly-traded, global provider of basic input-output software for personal computers, from February 2010 to February 2011. Prior to joining Phoenix Technologies Ltd., Mr. Lacey was the Corporate Vice President and General Manager of the SunFab™ Thin Film Solar Products group of Applied Materials, Inc., which trades on NASDAQ, from September 2009. Mr. Lacey previously served as President of Flextronics International’s Components Division, now Vista Point Technologies, from 2006 to 2007. Mr. Lacey joined Flextronics in connection with the sale to Flextronics of publicly-traded International Display Works, where Mr. Lacey had been Chairman, President and Chief Executive Officer from 2004 to 2006. Prior to International Display Works, Mr. Lacey held various management and executive positions at publicly-traded Intel Corporation for 13 years, including Vice President Sales and Marketing, President of Intel Americas, and Vice President and General Manager, Flash Products. Mr. Lacey holds a Bachelor of Arts degree in computer science from the University of California, Berkeley, and masters of business administration degree from the Leavy School of Business at Santa Clara University.

The Board believes that Mr. Lacey brings his experience in the senior management of public companies, including service as chairman, president, chief executive officer and corporate vice president, his experience on the boards of directors of public companies, his financial expertise and his direct knowledge of the component manufacturing and camera module business, as well as his knowledge of the Company as its Chief Executive Officer, to his role as a member of the Board.

George A. Riedel has served on the Board since May 2013. Riedel is currently the Chairman of the Board of Montreal-based Accedian Networks, where he has served as a director since 2010. Mr. Riedel has also served on the board of directors of PeerApp since 2011. Mr. Riedel served on the board of directors of Blade Network Technologies from 2009 until its sale to IBM in 2010. In March 2006, Mr. Riedel joined Nortel Networks Corporation, a publicly-traded, multinational, telecommunications equipment manufacturer (“Nortel”), as part of the turnaround team as the Chief Strategy Officer. His role changed after Nortel initiated creditor protection under the respective restructuring regimes of Canada under the Companies’ Creditors Arrangement Act, in the U.S. under the Bankruptcy Code, the United Kingdom under the Insolvency Act 1986, on January 14, 2009, and subsequently, Israel, to lead the sale/restructuring of various carrier and enterprise business units through a series of transactions to leading industry players such as Ericsson, Avaya and Ciena. Mr. Riedel led the efforts to create stand-alone business units, carve out the relevant P&L and balance sheet elements and assign predominately used patents to enable sales of the assets. In 2010, Mr. Riedel’s role changed to President of Business Units and CSO as he took leadership of the effort to monetize the remaining 6,500 patents and applications patents as well as manage the P&L for several business units that were held for sale. The 2011 patent sale led to an unprecedented transaction of $4.5 billion to a consortium of Apple, Ericsson, RIM, Microsoft and EMC. Prior to Nortel, Mr. Riedel was the Vice President of Strategy and Corporate Development of Juniper Networks, Inc., a publicly-traded designer, developer and manufacturer of networking products, from 2003 until 2006. Previously, Mr. Riedel was also a Director at McKinsey & Company, a global management consulting firm, where he spent 15 years serving clients in the telecom and technology sectors in Asia and North America on a range of strategy and growth issues. Mr. Riedel earned a BS with Distinction in Mechanical Engineering from the University of Virginia and his MBA from Harvard Business School.

The Board believes that Mr. Riedel brings his experience from his direct involvement in the restructuring of Nortel, including the sale of Nortel’s patent portfolio for $4.5 billion, as well as his knowledge of the technology industry and leadership experience, to his role as a member of the Board.

Christopher A. Seams has served on the Board since March 2013. Mr. Seams has been the Chief Executive Officer and a member of the Board of Directors of Deca Technologies, a subsidiary of Cypress Semiconductor Corporation, a global semiconductor company, since June 2013. Mr. Seams previously was an Executive Vice President of Sales & Marketing at Cypress Semiconductor Corporation, from July 2005 until June 2013. He previously served as an Executive Vice President of Worldwide Manufacturing & Research and Development of Cypress Semiconductor Corporation. Mr. Seams joined Cypress in 1990 and held a variety of positions in process and assembly technology research and development and manufacturing operations. Prior to joining Cypress in 1990, he worked as a process development Engineer or Manager for Advanced Micro Devices and Philips Research Laboratories. Mr. Seams previously served as a member of the board of directors of Sunpower Corporation. Mr. Seams is a senior member of IEEE, serves on the Engineering Advisory Council for Texas A&M University and was a board member of Joint Venture Silicon Valley. Mr. Seams received a B.S. in Electrical Engineering from Texas A&M University and a M.S. in Electrical and Computer Engineering from the University of Texas at Austin.

The Board believes that Mr. Seams brings extensive management, sales and marketing, and engineering experience in the semiconductor industry to his role as a member of the Board.

Donald E. Stout has served on the Board since May 2013. Mr. Stout is a senior partner at the law firm of Antonelli, Terry, Stout & Kraus, LLP of Arlington, Virginia. In 1992, Mr. Stout co-founded NTP Inc. (“NTP”), a patent holding company for which he prepared the original NTP patents and managed its patent litigation strategy, and currently serves as its Chief Strategist. Mr. Stout was employed by the United States Patent and Trademark Office (“USPTO”) from 1968 to 1972 as an assistant examiner involved with patent applications covering radio and television technologies. In 1972, Mr. Stout worked as a law clerk for two former board members of the USPTO Board of Appeals, where he assisted in deciding issues of patentability for applicants who appealed previous decisions. Mr. Stout has been a director of Vringo, Inc., a company engaged in the innovation, development and monetization of mobile technologies and intellectual property, since July 2012, and has been a director of Hipcricket, Inc. (formerly Augme Technologies, Inc.), a mobile marketing and advertising technology company, since January 4, 2011. Mr. Stout’s legal practice has involved all facets of intellectual property, including litigation, the provision of expert witness opinions, and the licensing and representation of clients before the USPTO in diverse technological areas, including telecommunications. In such capacity, Mr. Stout has testified as an expert witness regarding obtaining and prosecuting patents. Mr. Stout has written and prosecuted hundreds of patent applications in diverse technologies and has also rendered opinions on patent infringement and/or validity. Mr. Stout is a member of the bars of the District of Columbia and Virginia, and he is admitted to practice before the Supreme Court of the United States, the Court of Appeals for the Federal Circuit, the Fifth Circuit of Appeals, and the USPTO. He earned his J.D. degree (with honors) from George Washington University in 1972.

The Board believes Mr. Stout’s deep knowledge of the intellectual property industry, his role in the success of NTP, and his extensive legal experience enables him to provide invaluable oversight to the Board.

Timothy J. Stultz, Ph.D. has served on the Board since August 2012. Since 2007, Dr. Stultz has served as President, Chief Executive Officer and member of the board of directors of Nanometrics Incorporated, a leading provider of advanced, high-performance process control metrology and inspection systems used primarily in the fabrication of semiconductors, high brightness LEDs, data storage devices and solar photovoltaics. Before joining Nanometrics in 2007, Dr. Stultz served as President and Chief Executive Officer at Imago Scientific Instruments Corporation, a manufacturer and distributer of metrology and analysis equipment for the microelectronic and general research markets. Dr. Stultz was integral in Imago’s development from its university origins to an international entity by creating strategic partnerships with larger venture capital groups and corporations with greater market reach. Prior to Imago, one of Dr. Stultz’s most notable roles was as Vice President and General Manager of the Metrology Group at Veeco Instruments. Under his leadership, the Metrology Group brought to market the first fully automated Atomic Force Microscope for use by leading chip makers. By the end of his tenure at Veeco, Veeco’s global market share in high-end metrology systems had grown to nearly 75%, from less than 10% when he assumed leadership of the Metrology Group. Dr. Stultz received a B.S., a M.S., and a Ph.D. in Materials Science and Engineering from Stanford University.

The Board believes that Dr. Stultz brings 20 years of executive management and operational and strategic development experience in technology and capital equipment manufacturing to his role as a member of the Board.

We believe that the nominees for election to the Board have the independence, experience, knowledge and commitment to deliver value for the Company and its stockholders. Our recommendation is based on our carefully considered judgment that the experience, knowledge and qualifications of the nominees make them the best candidates to serve on the Board.

The Board recommends that the stockholders vote FOR the election of each of Tudor Brown, John Chenault, George Cwynar, Peter A. Feld, Richard S. Hill, Thomas Lacey, George Riedel, Christopher A. Seams, Donald E. Stout and Timothy J. Stultz, Ph.D.

Board of Directors’ Role in Risk Management

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. For example, the Board of Directors meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, litigation risks and risks related to the Company’s acquisition strategy, among others. The Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring the integrity of the Company’s financial statements, internal controls over financial reporting, and the independence of the Company’s Independent Registered Public Accounting Firm. The Audit Committee receives periodic internal controls and related assessments from the Company’s finance department and an annual attestation report on internal control over financial reporting from the Company’s Independent Registered Public Accounting Firm. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance matters and meets at least quarterly with our finance department, Independent Registered Public Accounting Firm and internal or external legal counsel to discuss risks related to our financial reporting function. In addition, the Audit Committee ensures that the Company’s business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by monitoring our Code of Business Conduct and Ethics Policy and our Corporate Compliance Hotline, and the Audit Committee discusses other risk assessment and risk management policies of the Company periodically with management.

The Compensation Committee participates in the design of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy as is further described in the Compensation Discussion and Analysis section below.

The Nominating & Governance Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, and making recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board committees.

Board of Directors and Committees of the Board

During 2013, the Board of Directors held a total of 34 meetings. Each director, other than Mr. Brown, attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of Board committees on which such director served during the time he served on the Board or committees. Mr. Brown attended 50% of the total number of Board meetings in 2013 during the time he served as a director. Mr. Brown joined the Board in May 2013 in connection with the settlement of a proxy contest with Starboard Value and Opportunity Master Fund Ltd., and was thereafter elected as a director at the 2013 Annual Meeting of Stockholders. Mr. Brown had prior commitments that conflicted with a number of the meetings that were scheduled shortly after he joined the Board. From September 2013 until the end of 2013, Mr. Brown has attended at least 75% of the total number of Board meetings during such time period.

The Board of Directors has determined that all of the Company’s directors nominated for election, other than Mr. Lacey, are each “independent directors” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2). The Board of Directors determined that Mr. Hill was not independent as defined in NASDAQ Marketplace Rule 5605(a)(2) during his service as Interim Chief Executive Officer and Executive Chairman, but was independent when he returned to the position of non-Executive Chairman when Mr. Lacey was appointed Interim Chief Executive Officer in May 2013.

With respect to our former directors who served for a portion of 2013, our Board during 2013 determined that Robert J. Boehlke, John B. Goodrich, John H.F. Miner, David C. Nagel and Anthony J. Tether were each “independent directors” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2). Our Board during 2013 determined that former directors Robert A. Young and Kevin Rivette were not independent, as Dr. Young served as an executive officer of the Company and Mr. Rivette had a significant ownership interest in an entity that was a service provider to Tessera, Inc., Invensas Corporation and Tessera Intellectual Property Corp.

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating & Governance Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of our Audit Committee, Compensation Committee and Nominating & Governance Committee is composed entirely of independent directors in accordance with current NASDAQ listing standards. Furthermore, each member of our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the Securities and Exchange Commission (the “SEC”). The Board of Directors has further determined that Mr. John Chenault, a member of the Audit

Committee of the Board of Directors, is an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, by virtue of his relevant experience listed in his biographical summary provided above in the section entitled “Proposal 1—Election of Directors.” Copies of our Audit Committee, Nominating & Governance Committee and Compensation Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://www.tessera.com. The Board of Directors from time to time constitutes such other committees as it deems appropriate to further the purposes of the Board.

Audit Committee. The Audit Committee reviews the work of our internal accounting and audit processes and the Independent Registered Public Accounting Firm. The Audit Committee has sole authority for the appointment, compensation and oversight of our Independent Registered Public Accounting Firm and to approve any significant non-audit relationship with the Independent Registered Public Accounting Firm. The Audit Committee is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statement. The Audit Committee is currently comprised of Mr. Chenault as the Chair, Mr. Cwynar and Mr. Seams. Messrs. Chenault and Seams joined the Audit Committee in April 2013 and Mr. Cwynar joined the Audit Committee in May 2013. During 2013, the Audit Committee held seven meetings.

Compensation Committee. The Compensation Committee approves our goals and objectives relevant to compensation, stays informed as to market levels of compensation and, based on evaluations submitted by management, recommends to our Board of Directors compensation levels and systems for the Board of Directors and our officers that correspond to our goals and objectives. The Compensation Committee also produces an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee is currently comprised of Dr. Stultz as the Chair, Mr. Feld and Mr. Riedel. Mr. Feld and Mr. Riedel joined the Compensation Committee in June 2013 and Dr. Stultz became the Chair of the Compensation Committee in March 2013. During 2013, the Compensation Committee held seventeen meetings.

Nominating & Governance Committee. The Nominating & Governance Committee is responsible for recommending to our Board of Directors individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. In evaluating the current directors the committee conducted a thorough self-evaluation process, which included the use of questionnaires and a third-party expert that interviewed each of the directors and provided an analysis of the results of the interviews to the committee. This committee is also responsible for developing and recommending to the Board of Directors our corporate governance guidelines, as well as reviewing and recommending revisions to the guidelines on a regular basis, which were most recently revised in October 2013 following a review of guidelines by the committee. The Nominating & Governance Committee is currently comprised of Mr. Feld as the Chair, Mr. Cwynar and Mr. Stout. Mr. Feld joined the Nominating & Governance Committee as chair in May 2013 and Mr. Cwynar and Mr. Stout joined the Nominating & Governance Committee in June 2013. During 2013, the Nominating & Governance Committee held eleven meetings.

Non-Executive Chairman and Board Leadership

Mr. Hill has served as non-executive Chairman of the Board since March 21, 2013, except for a period from April 15, 2013 through May 29, 2013 when he served as Interim Chief Executive Officer and Executive Chairman while a search for a new Chief Executive Officer was being conducted. We believe that separating the roles of Chief Executive Officer and Chairman of the Board is in the best interests of the Company and its stockholders because it provides the appropriate balance between strategy development and oversight and accountability of management. Our Corporate Governance Guidelines, as amended on October 14, 2013, require that the Chairman of the Board not be the same person as the Chief Executive Officer.

Director Nominations

The director qualifications developed to date focus on what the Board believes to be essential competencies to effectively serve on the Board. The Nominating & Governance Committee may consider the following criteria in recommending candidates for election to the board:

•	experience in corporate governance, such as an officer or former officer of a publicly held company;

•	experience in the Company’s industry;

•	experience as a board member of other publicly held companies; and

•	technical expertise in an area of the Company’s operations.

The Nominating & Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a Board that can best perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Nominating & Governance Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Nominating & Governance Committee will determine whether to retain an executive search firm to identify Board candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating & Governance Committee will review each potential candidate. Management may assist the Nominating & Governance Committee in the review process at the Nominating & Governance Committee’s direction. The Nominating & Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Our Nominating & Governance Committee will consider candidates recommended by our stockholders in accordance with the procedures set forth in the Nominating & Governance Committee Charter. Such recommendations must be submitted in writing to the Chairman of the Nominating & Governance Committee, c/o the Corporate Secretary, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, no later than 120 days prior to the anniversary of the date on which the Company’s proxy statement was mailed or made available to stockholders in connection with the previous year’s annual meeting of stockholders. The recommendations must be accompanied by the following information: the name and address of the nominating stockholder, a representation that the nominating stockholder is a record holder, a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified, information regarding each nominee that would be required to be included in a proxy statement, a description of any arrangements or understandings between the nominating stockholder and the nominee, and the consent of each nominee to serve as a director, if elected. Candidates recommended by the stockholders are evaluated in the same manner as candidates identified by a Nominating & Governance Committee member.

Each of the nominees for election as director at the 2014 Annual Meeting is recommended by the Nominating & Governance Committee and each nominee is presently a director and stands for re-election by the stockholders.

Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record both at the time of giving the notice and at the meeting, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination to be made at a special meeting at which the election of directors is a matter specified in the notice of meeting must be delivered to our principal executive offices not earlier than the 120th day prior to and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which first public announcement of the date of such special meeting was made. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;

•

disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price of value of shares of the Company;

•	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship, engaged in to mitigate economic risk related to, or the voting power with respect to, shares of the Company;

•	any rights to dividends on the shares that are separate from the underlying shares;

•	any performance related fees that the nominating person is entitled to is based on any increase or decrease in the value of any shares of the Company; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

The stockholder’s notice must also include the following information for each proposed director nominee:

•	description of all direct and indirect financial or other relationships between the nominating person and the nominee during the past three years;

•	the same information as for the nominating person (see above); and

•	all information required to be disclosed in a proxy statement in connection with a contested election of directors.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The chairman of the meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating & Governance Committee in connection with its evaluation of the nominee’s independence.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors or any member of the Board of Directors, c/o the Secretary at our principal executive offices at the address set forth above. The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Director Attendance at Annual Meetings

Directors are encouraged to attend in person the Annual Meeting of Stockholders. Other than Mr. Brown, all members of the Board of Directors attended our 2013 Annual Meeting in June.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2013, Dr. Stultz served as a member of the Compensation Committee for the entire year. Dr. Nagel served on the Compensation Committee until June 2013, Mr. Boehlke served on the Compensation Committee until May 2013 and Mr. Miner served on the Compensation Committee from April 2013 until June 2013. Mr. Riedel and Mr. Feld became members of the Compensation Committee in June 2013. Mr. Hill served on the Compensation Committee until April 2013 and then from June 2013 through December 2013. None of such Compensation Committee members has ever been an officer or employee of the Company or any of its subsidiaries during their appointment on the Compensation Committee. Mr. Hill resigned from the Compensation Committee in April 2013 prior to his appointment as Interim Chief Executive Officer and Executive Chairman and then was reappointed to the Compensation Committee in June 2013 after he returned to the position of non-Executive Chairman in May 2013. In addition, during the fiscal year ended December 31, 2013, none of our executive officers served as a member of the Board of Directors or Compensation Committee of an entity that has one or more executive officers serving as members of our Board of Directors or our Compensation Committee.

Director Compensation

Our directors do not receive Board meeting fees. The Board of Directors adopted a new non-employee director compensation policy effective July 1, 2013. Prior to adoption of the new policy, each of our non-employee directors received a $35,000 annual cash retainer, paid quarterly. Each of our non-employee directors serving on a Board committee (but who is not the chair of the committee) also received an additional annual cash retainer as follows: $14,000 for Audit Committee members, $7,500 for Compensation Committee members, and $5,000 for Nominating & Governance Committee members, each paid quarterly. Prior to the new policy, the chairman of our Board received an additional $17,000 annual cash retainer, the chairman of our Audit Committee received an additional $25,000 annual cash retainer, the chairman of our Compensation Committee received an additional $15,000 annual cash retainer and the chairman of our Nominating & Governance Committee received an additional $10,000 annual cash retainer, each paid quarterly.

As of July 1, 2013 the new non-employee director compensation policy provides for reduced retainer fees (each paid quarterly) as follows: $8,000 for Audit Committee members, $6,000 for Compensation Committee members and $4,000 for Nominating & Governance Committee members, in each case, other than the chairman of such committee. Under the new policy, the retainer fees paid to our non-executive Chairman increased to $20,000 and the retainer fees paid to our Committee chairmen reduced to the following: $20,000 for the chairman of our Audit Committee, $12,000 for the Chairman of our Compensation Committee, and $8,000 for the chairman of our Nominating & Governance Committee. Under the new policy, the annual retainer for non-employee directors remained unchanged at $35,000. All the changes to Board cash retainers were intended to align cash compensation of our Board members to peer group companies. We also reimburse our non-employee directors for their travel expenses. Members of the Board who are also our employees do not receive any compensation as directors.

Each of our non-employee directors receives restricted stock and options to purchase shares of our common stock on the terms and conditions set forth in our Fifth Amended and Restated 2003 Equity Incentive Plan. Any non-employee director who is initially elected or appointed to the Board of Directors receives a restricted stock award of 10,000 shares on the date of his or her initial election or appointment to the Board of Directors. In addition, a non-employee director receives a combination of options and/or restricted stock awards on the date of each annual meeting of our stockholders following the director’s initial election or appointment to the Board of Directors, as follows:

•

The number of shares of common stock in the restricted stock award is determined by dividing (1) a dollar value to be paid in the form of restricted stock grants (“Restricted Stock Amount”) by (2) the fair market value per share of our common stock on the date of grant.

•

The number of shares that may be purchased pursuant to the option award is determined by dividing (1) a dollar amount to be paid in the form of option grants (“Option Amount”) by (2) the quotient of (A) the fair market value per share of our common stock on the date of grant divided by (B) two (2).

•

The total of the Restricted Stock Amount plus the Option Amount received by each non-employee director at each annual meeting of stockholders was equal to $150,000 prior to this Annual Meeting. The Board of Directors amended the plan such that commencing with the awards to be received at this Annual Meeting, the foregoing amount will be reduced to $100,000. The Compensation Committee will determine the allocation between restricted stock and option amounts annually.

Initial restricted stock awards vest over a period of four years, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and the remainder vesting in 12 equal quarterly installments thereafter; provided, however, that following this Annual Meeting, initial restricted stock awards made in the future will vest over a period of four years, with 25% of the shares subject to the award vesting on each of the first four anniversaries of the date of grant. Annual option grants historically vested in equal monthly installments over a period of one year. Commencing with any annual option grants to be made at or after this Annual Meeting, annual option grants will vest on the first anniversary of the date of grant. Annual restricted stock awards historically vested in equal quarterly installments over a period of one year. Commencing with any restricted stock awards to be made at or after this Annual Meeting, restricted stock awards will vest on the first anniversary of the date of grant. No portion of an option automatically granted to a director is exercisable after the tenth anniversary after the date of option grant. Additionally, an option automatically granted to a director may be exercisable after the termination of the director’s services as described in the option agreement, generally ending three months after such termination.

Pursuant to the Corporate Governance Guidelines adopted by the Board of Directors on July 17, 2003 (and amended on October 14, 2013), the Company encourages directors to purchase shares of the Company’s stock. Because the Board believes that equity ownership is important in order to help align the interests of Board members with those of the Company’s stockholders, the Board requires that each of its members (collectively with members of the director’s immediate family or with family trusts) personally own, within three years following his or her first election or appointment to the Board, an amount of Company stock with either a purchase price or a fair market value (measured annually) equal to at least three times the total annual cash compensation paid by the Company for Board service (excluding for this purpose compensation that is not paid to all independent directors, such as compensation for committee or chair service). For purposes of this ownership policy, unvested restricted stock or restricted stock units and unvested stock options will not be considered when determining an individual’s stock ownership. Until such time as a Board member reaches his or her share ownership minimum, such Board member will be required to hold at least 50% of the shares of Company stock received upon lapse of the restrictions upon restricted stock and upon exercise of stock options (net of any shares utilized to pay for the exercise price of the option and tax withholding).

On May 22, 2013, we entered into a settlement agreement (the “Settlement Agreement”) with Starboard Value LP (together with certain of its affiliates, “Starboard”) for the purpose of, among other things, resolving a proxy contest with respect to the 2013 Annual Meeting of Stockholders and effecting an orderly change in the composition of the Board. According to the Settlement Agreement, we modified the Company’s slate of directors standing for election to our Board at the 2013 Annual Meeting of Stockholders to consist of Messrs. Feld, Brown, Cwynar, Lacey, Riedel, Stout Chenault, Hill, Seams and Stultz. In addition, the Settlement Agreement provided that Robert J. Boehlke and Anthony J. Tether would resign from the Board, effective immediately and that John H.F. Miner and David C. Nagel would not stand for re-election to the Board at the 2013 Annual Meeting. As a result of these significant changes to the Board of Directors, of the ten members of our Board of Directors, eight joined the Board of Directors in May 2013. As discussed above, any non-employee director who is initially elected or appointed to the Board of Directors receives a restricted stock award of 10,000 shares on the date of his or her initial election or appointment to the Board of Directors and these initial restricted stock awards vest over a period of four years, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and the remainder vesting in 12 equal quarterly installments thereafter.

The table below sets forth the compensation paid to each current non-employee member of our Board of Directors during the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Annual Stock Awards ($) (1)	Other Stock Awards ($)		Total Stock Awards ($)	Option Awards ($)	Total ($)
Richard S. Hill (2)	52,729	149,977	159,039		309,016	—	361,745
John Chenault	49,739	149,977	185,790	(4)	335,767	—	385,506
Christopher A. Seams	43,984	149,977	185,790	(4)	335,767	—	379,751
Donald Stout	28,580	149,977	200,490	(4)	350,467	—	379,047
George Cwynar	34,080	149,977	200,490	(4)	350,467	—	384,547
George A. Riedel	29,745	149,977	200,490	(4)	350,467	—	380,212
Peter A. Feld	34,816	149,977	200,490	(4)	350,467	—	385,283
Timothy J. Stultz. Ph.D.	52,103	149,977	159,039	(3)	309,016	—	361,119
Tudor Brown	26,250	149,977	200,490	(4)	350,467	—	376,717

(1)	The amounts reflected in this column represent the aggregate grant date fair value for stock awards granted to our non-employee directors in 2013, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014. The aggregate number of shares subject to unvested stock awards outstanding for each non-employee director at December 31, 2013 was: Mr. Hill: 10,458; Mr. Chenault: 13,583; Mr. Seams: 13,583; Mr. Stout: 13,583; Mr. Cwynar: 13,583; Mr. Riedel: 13,583; Mr. Feld: 13,583; Dr. Stultz: 10,458; and Mr. Brown: 13,583. None of the non-employee directors held any outstanding stock options as of December 31, 2013.
(2)	Mr. Hill, Chairman of our Board of Directors since March 21, 2013, served as Interim Chief Executive Officer and Executive Chairman from April 15, 2013 through May 29, 2013 while a search for a new Chief Executive Officer was being conducted after Robert A. Young’s departure as Chief Executive Officer. Mr. Hill returned to his position as non-Executive Chairman, effective May 29, 2013, when Thomas Lacey became Interim Chief Executive Officer. The cash compensation and stock awards reflected in the table above represent the fees paid and stock awards granted to Mr. Hill during 2013 for his service as a non-employee member of the Board of directors. For disclosure regarding the compensation paid to Mr. Hill for his service as Interim Chief Executive Officer and Executive Chairman, please see “Compensation Discussion and Analysis” and the tables set forth under “Compensation of Executive Officers” below. In his capacity as a non-employee director, Mr. Hill received 7,166 shares of restricted stock on the date of the 2013 Annual Meeting of Stockholders in accordance with the non-employee director compensation policy described above. On October 14, 2013 our Board of Directors also granted Mr. Hill 7,785 fully vested shares of common stock, which represented a pro-rata amount of the equity that non-employee directors receive at each annual meeting of stockholders. The pro rata amount was calculated based on (i) Mr. Hill’s service on the Board from his appointment to the Board on August 29, 2012 through his reelection to the Board on June 7, 2013 at the Company’s 2013 Annual Meeting of Stockholders; and (ii) the closing price of the Company’s common stock on the date of Mr. Hill’s and Dr. Stultz’s appointment to the Board. For a description of Mr. Hill’s equity awards received during 2013 in his capacity as Interim Chief Executive Officer and Executive Chairman, see the notes to the table entitled “Grants of Plan-Based Awards” under “Compensation of Executive Officers” below.

(3)	On October 14, 2013 our Board of Directors also granted Dr. Stultz 7,785 fully vested shares of common stock, which represented a pro-rata amount of the equity that non-employee directors receive at each annual meeting of stockholders. The pro rata amount was calculated based on (i) Dr. Stultz’s service on the Board from his appointment to the Board on August 29, 2012 through his reelection to the Board on June 7, 2013 at the Company’s 2013 Annual Meeting of Stockholders; and (ii) the closing price of the Company’s common stock on the date of Mr. Hill’s and Dr. Stultz’s appointment to the Board.
(4)	Each of Messrs. Chenault, Seams, Stout, Cwynar, Riedel, Feld and Brown received 10,000 shares of restricted stock when they joined the Board of Directors. These initial grants vest over four years. The stock awards granted to Messrs. Chenault and Seams were on March 25, 2013 and the stock awards to the remaining directors were on May 22, 2013. One-quarter of this amount will vest each year.

The table below sets forth the compensation paid to each former non-employee member of our Board of Directors during the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Stock Options ($)	Other ($)		Total ($)
Robert J. Boehlke	33,943	—		—	11,048	(3)	44,991
John B. Goodrich	12,683	—		—	—		12,683
John H.F. Miner	19,080	185,790	(2)	—	—		204,870
David C. Nagel, Ph.D.	25,383	—		—	—		25,383
Kevin G. Rivette	8,750	—		—	—		8,750
Anthony J. Tether, Ph.D.	24,429	—		—	11,048	(3)	35,477

(1)	The amounts reflected in this column represent the aggregate grant date fair value for stock awards granted to our former non-employee directors in 2013, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014. None of the former non-employee directors held any outstanding unvested stock awards or stock options as of December 31, 2013.
(2)	Mr. Miner’s stock award was cancelled when Mr. Miner did not stand for re-election.
(3)	Mr. Boehlke and Dr. Tether resigned from our Board effective May 22, 2013. In connection with these resignations, the Company entered into consulting arrangements with each of them which provides a monthly consulting fee of $1,500 for a period of 36 months and 18 months, respectively.

Voting Standard and Required Vote

Our bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions and broker non-votes will not be counted when determining the outcome of the election of directors under this standard. In addition, our Corporate Governance Guidelines (the “Guidelines”) include a director resignation policy that provides that, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating & Governance Committee, or another duly authorized committee of the Board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. No director who failed to receive the required votes for re-election may participate in the consideration of the matter. The Company will publicly disclose the Nominating & Governance Committee’s (or other responsible committee’s) decision.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the election of each of Tudor Brown, John Chenault, George Cwynar, Peter A. Feld, Richard S. Hill, Thomas Lacey, George Riedel, Christopher A. Seams, Donald E. Stout and Timothy J. Stultz, Ph.D.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proxy statement includes extensive disclosure regarding the compensation of our named executive officers under the headings “Compensation Discussion and Analysis” and “Compensation of Executive Officers” on pages 24 to 41 below. Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires us to submit to our stockholders a nonbinding advisory resolution to approve the compensation of the named executive officers disclosed in this proxy statement, commonly referred to as a say-on-pay vote. When determining how often to hold a stockholder advisory vote on executive compensation, the Board of Directors took into account the strong preference for an annual vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, the Board of Directors determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.

Accordingly, the Board of Directors has approved the submission of the following resolution to the Company’s stockholders for approval at the 2014 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the 2014 Proxy Statement pursuant to Item 402 of Regulation S-K, including the disclosure under the headings ‘Compensation Discussion and Analysis’ and ‘Compensation of Executive Officers,’ is hereby approved.”

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain talented executives that will drive the Company’s financial, operational and strategic objectives while creating long-term stockholder value. The compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus awards, long-term equity incentive awards and time-based equity awards. Base salary is intended to provide a baseline level of compensation for our named executive officers. The remaining types of compensation, which in the aggregate represent the majority of our named executive officers’ target total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives, increases in our stock price, or both.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the compensation of the named executive officers as disclosed in this proxy statement.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board of Directors, or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement.

PROPOSAL 3

RATIFICATION OF AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2014. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The following is a summary of fees billed by PricewaterhouseCoopers LLP for fiscal years ended December 31, 2013 and 2012:

	2013	2012
Audit fees (1)	$1,459,900	$1,357,986
Audit-related fees (2)	—	374,850
Tax fees (3)	—	9,300
All other fees (4)	—	—

Total	$1,459,900	$1,742,136

(1)	Represents the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports and services in connection with the statutory and regulatory filings or engagements for those fiscal years.
(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “audit fees.”
(3)	Represents the aggregate fees billed for tax compliance, advice and planning.
(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees” or “tax fees.”

Audit Committee Pre-Approval Policies

Before an Independent Registered Public Accounting Firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the Independent Registered Public Accounting Firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the Independent Registered Public Accounting Firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC. All non-audit services provided by PricewaterhouseCoopers LLP during fiscal years 2013 and 2012 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2014.

PROPOSAL 4

APPROVAL OF THE AMENDMENT TO OUR EMPLOYEE STOCK PURCHASE PLAN

Overview

We are requesting that our stockholders approve an amendment to our Employee Stock Purchase Plan, referred to in this proxy statement as the ESPP. On October 14, 2013, our Board of Directors approved an amendment to the ESPP, subject to stockholder approval at the Annual Meeting. The amendment to the ESPP, referred to in this proxy statement as the ESPP Amendment, increased the number of shares authorized to be issued pursuant from 2,000,000 to 2,500,000 shares.

In the event stockholder approval of the ESPP Amendment is not obtained, then the ESPP Amendment will have no force and effect, the proposed 500,000 additional shares will not become available for issuance under the ESPP and any purchase rights granted during the current offering periods with respect to the shares subject to the proposed increase in the share reserve will not be exercised and will immediately terminate; however, the ESPP will continue in effect in accordance with its terms, provisions and share reserve as in effect prior to the adoption of the ESPP Amendment. As of March 1, 2014, 57,542 shares remained available for issuance under the ESPP (without giving effect to the ESPP Amendment).

The following is a summary of the ESPP as amended by the ESPP Amendment. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the ESPP, a copy of which is attached as Appendix B to the Company’s 2013 proxy statement, and the full text of the ESPP Amendment, which is attached to this proxy statement as Appendix A.

Purpose of the ESPP

The primary purpose of the ESPP is to assist employees of the Company and its designated subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code, and to help employees provide for their future security and to encourage them to remain in the employment of the Company and its designated subsidiaries.

Administration. The ESPP is administered by the Compensation Committee of the Board of Directors.

Share Reserve. The maximum number of shares of the Company’s common stock reserved for issuance under the ESPP is currently limited to 2,000,000 shares. As of March 1, 2014, 1,942,458 shares of the Company’s common stock had been issued under the ESPP and 57,542 shares remained available for issuance under the ESPP (without giving effect to the ESPP Amendment). The ESPP Amendment increased the number of shares available for issuance under the ESPP by 500,000 to 2,500,000, subject to approval of the ESPP Amendment by the stockholders at the Annual Meeting. In determining the size of the increase to the share reserve under the ESPP under the ESPP Amendment, the Board considered that:

•

57,542 shares remain available for purchase under the ESPP. Based on historical usage, at the time of adoption of the ESPP Amendment by the Board, we did not anticipate that these shares would have been sufficient for the purchase date scheduled to occur on July 31, 2014. Thus, the increase in the shares available for issuance under the ESPP pursuant to the ESPP Amendment was necessary to allow us to continue to provide an employee stock purchase plan to our employees without interruption.

•

In 2013, 2012 and 2011, we issued a total of approximately 266,341, 272,256 and 341,332 shares, respectively, under the ESPP. This level of equity awards represents a three-year average burn rate under the ESPP of 0.49% of fully diluted common shares outstanding.

•

Based on historical usage, we estimate that the shares reserved for issuance under the ESPP as amended by the ESPP Amendment would be sufficient for approximately four years of awards, assuming employee participation in the ESPP consistent with historical levels, as reflected in our three-year average burn rate for the ESPP, and noting that future circumstances, including employee participation rates and our stock price, may change this. However, since we restructured our DigitalOptics business in 2014 we anticipate fewer participants in the ESPP going forward. As a result, we expect that we would require an additional increase to the share reserve under the ESPP in approximately four years (primarily dependent on employee participation levels, the future price of our shares and hiring activity during that time), noting again that the share reserve under the ESPP, as amended, could last for a longer or shorter period of time, depending on employee participation levels, the future price of our shares and hiring activity, which we cannot predict with any degree of certainty at this time.

•

The total aggregate equity value of the 500,000 additional authorized shares being requested under the ESPP Amendment, based on the closing price for one share of our Common Stock on March 3, 2014, is $10,875,000.

In 2013, 2012 and 2011, our end of year overhang rate for the ESPP, calculated by dividing (i) the number of shares remaining available for issuance under our ESPP by (ii) the number of our shares outstanding at the end of the fiscal year, was 0.26%, 0.77% and 1.31%, respectively. If approved, the issuance of the additional 500,000 shares to be reserved under the ESPP Amendment would dilute the holdings of shareholders by an additional 0.83% on a fully diluted basis, based on the number of shares of our common stock outstanding as of December 31, 2013. If the ESPP Amendment is approved, we expect our overhang rate for the ESPP at the end of 2014 will be approximately 0.80% (including the shares that will be reserved for issuance under the ESPP Amendment).

In light of the factors described above, and the fact that the ability to continue to offer eligible employees the ability to participate in the ESPP, the Board has determined that the size of the share reserve after the ESPP Amendment is reasonable and appropriate at this time. The Board will not create a subcommittee to evaluate the risks and benefits for issuing shares under the ESPP.

Eligibility. Only employees of the Company and any of its majority-owned subsidiaries which have been designated by the Board of Directors as participating companies under the ESPP may participate in the ESPP. For this purpose, an “employee” is any person who is regularly employed at least 20 hours per week and five months per calendar year by the Company or any of its designated subsidiaries. No employee will be permitted to subscribe for shares under the ESPP if, immediately upon purchase of the shares, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries (including stock issuable upon exercise of options held by him or her), nor will any employee be granted a purchase right that would permit him or her to buy more than $25,000 worth of stock under the ESPP in any calendar year (valued at the time such purchase right is granted) for each calendar year during which such purchase right is outstanding at any time.

If the grant of a purchase right under the ESPP to any employee of a designated subsidiary who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Internal Revenue Code, as determined by the Compensation Committee in its sole discretion, such employee will not be permitted to participate in the ESPP.

As of February 1, 2014 (the last enrollment date under the ESPP), there were 277 employees of the Company and its designated subsidiaries eligible to participate in the ESPP, of whom 127 were participants.

Offering Periods. The ESPP is implemented by a series of consecutive, overlapping 24-month offering periods, commencing February 1 and August 1 of each year, and the ESPP will maintain this same structure.

Each offering period is comprised of four six-month purchase periods. Each purchase period will be approximately six months long and will commence on the day following the last day of the preceding purchase period, generally on February 1st or August 1st (unless those days are not days on which our stock is actively traded. Purchase dates are set for the last trading day in each six-month purchase period during an offering period and will generally occur on each January 31 and July 31 (or the immediately preceding day on which our stock is actively traded, if not actively traded on the relevant January 31 or July 31).

If the fair market value of our common stock on any purchase date is less than the fair market value on the first trading day of that offering period, then that offering period will immediately terminate and a new twenty-four month offering period and a new six-month purchase period will commence the day following that purchase date.

Subject to the eligibility requirements described above and completion of all required enrollment documentation, an employee will be able to participate in the ESPP on the first day of the first offering period beginning on or after the date on which such employee starts employment.

Purchase Price. The purchase price per share at which shares will be purchased during each purchase period under the ESPP is eighty-five percent (85%) of the lower of either (a) our common stock’s fair market value on the first trading day of the offering period or (b) our common stock’s fair market value on the applicable purchase date. The fair market value of the common stock on a given date is the closing price as reported by NASDAQ. The closing price per share of the Company’s common stock on February 1, 2014, was $19.24.

Payment of Purchase Price; Payroll Deductions. Participants may contribute up to 20% of their eligible compensation (after tax) through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. All payroll deductions made for a participant are credited to the participant’s account under the ESPP and are included with the general funds of the Company. Funds received upon purchase of stock under the ESPP will be used for general corporate purposes. An employee may purchase up to 8,000 shares during an offering period under the ESPP and up to 2,000 shares during any six-month purchase period. Any payroll deductions not applied to the purchase of shares due to the application of this limitation will be refunded to the participant. Participants also may not buy a fraction of a share, and any cash remaining in a participant’s account to buy less than a whole share will automatically be rolled over into the next purchase period.

Withdrawal. A participant may withdraw from the ESPP by signing and delivering a notice of withdrawal from the ESPP prior to the last day of the offering period.

Termination of Employment. Termination of a participant’s employment for any reason cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned without interest to such participant. A transfer of employment from one participating company to another will not constitute a termination of employment for purposes of the ESPP.

Share Proration. If the number of shares to be purchased exceeds either the number of shares available under the ESPP on either the first day of an offering period or the purchase date, then the available shares will be allocated among the participants on a pro rata basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock prorated to such individual, will be refunded to such participant.

Capital Changes. In the event of any increase or decrease in the number of shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or any other increase or decrease effected without our receipt of consideration, the number of shares reserved under the ESPP and the price per share and number of shares of our common stock covered by each outstanding purchase right will be adjusted proportionately. Such adjustments will be made by our Board of Directors whose determination in that respect will be final, binding and conclusive.

Effect of Sale of Assets or Merger. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, the ESPP will be assumed or an equivalent purchase right will be substituted for by the successor corporation (or a parent or subsidiary of such successor corporation). If the successor corporation (or a parent or subsidiary of such successor corporation) refuses to assume the purchase rights under the ESPP or to provide equivalent rights, the purchase period and offering periods then in progress will be shortened and a new purchase date will be set. This date will be the day prior to the consummation of the merger or sale.

Amendment and Termination of the ESPP. The ESPP may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board of Directors. Stockholder approval of any such amendment or modification will be obtained to the extent necessary to comply with Section 423 of the Code or any other applicable law, regulation or stock exchange rule. The ESPP will be in effect until the share reserve is exhausted, unless our Board of Directors terminates the ESPP at an earlier date.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material federal income tax consequences to an employee who participates in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances. This summarized tax information is not tax advice and a participant of an award should rely on the advice of his or her legal and tax advisors.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Plan Benefits

Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. For illustrative purposes only, the following table sets forth (1) the number of shares of the Company’s common stock that were purchased under the ESPP during the 2013 fiscal year, and (2) the aggregate purchase price paid, for the individuals and groups identified below. No shares of the company’s common stock have been issued with respect to the 500,000 share increase to the share reserve under the ESPP for which stockholder approval is being sought under this proposal.

Name or Group	Number of Shares Purchased (#)	Aggregate Purchase Price ($)
Thomas Lacey Chief Executive Officer and Director	—	—
John K. Allen Acting Chief Financial Officer	418	6,243
John S. Thode President, DigitalOptics Corporation	—	—
Richard S. Hill Former Interim Chief Executive Officer	—	—
Robert A. Young, Ph.D. Former President, Chief Executive Officer and Director	2,000	23,664
C. Richard Neely, Jr. Former Executive Vice President and Chief Financial Officer	—	—
Bernard J. Cassidy Former Executive Vice President, General Counsel and Secretary	1,782	21,085
All current executive officers, as a group (3 persons)	418	6,243
All current directors who are not executive officers, as a group (0 persons) (1)	—	—
All other employees, as a group (274 persons)	283,330	3,366,489

(1)	Directors who are not Company employees are not eligible to participate in the ESPP.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the ESPP Amendment.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the amendment to our Employee Stock Purchase Plan.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, their ages as of March 1, 2014, and certain other information about them are set forth below.

Name	Age	Position
Thomas Lacey	55	Chief Executive Officer
Robert J. Andersen	50	Executive Vice President and Chief Financial Officer
John S. Thode	56	President, DigitalOptics Corporation

Thomas Lacey, has served as Chief Executive Officer since December 2013 and served as our Interim Chief Executive Officer from May 2013 until December 2013. Please see Mr. Lacey’s biography set forth above in the section entitled “Proposal 1—Election of Directors.”

Robert J. Andersen, has served as Executive Vice President and Chief Financial Officer since January 2014. Prior to joining the Company, Mr. Andersen served from June 2011 to July 2013 as the Chief Financial Officer and Executive Vice President of G2 Holdings Corp. d/b/a Components Direct, a privately held provider of cloud-based product life cycle solutions, which was acquired by Avnet, Inc. in April 2013. From September 2008 to June 2011, Mr. Andersen served first as Vice President of Finance and then as Chief Financial Officer at Phoenix Technologies Ltd., a publicly traded developer of core system software and productivity solutions for personal computers that was acquired by an affiliate of Marlin Equity Partners in November 2010. Prior to his time at Phoenix Technologies, Mr. Andersen served in various senior financial roles at Wind River Systems, Inc., a publicly traded embedded systems software company, and NextOffice, Inc., a privately held technology company. Mr. Andersen began his finance career at Hewlett-Packard Company, where he served in various controller, treasury and technology finance management roles.

Mr. Andersen has a B.A. in Economics from the University of California, Davis, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

John S. Thode, has served as President of DigitalOptics Corporation since February 2013. Prior to joining DigitalOptics Corporation, Mr. Thode was most recently at McAfee, Inc., a computer security software company, where he was Executive Vice President and General Manager of McAfee’s Consumer, Mobile and Small Business unit from November 2011 through April 2012. Prior to McAfee, from November 2007 through November 2011, Mr. Thode was General Manager of Dell Inc.’s Mobility Products Group where he was responsible for leading the strategy and development of Dell’s nontraditional products, including smartphones and tablets. Prior to Dell, Mr. Thode was President and Chief Executive Officer at ISCO International, Inc., a telecom infrastructure company, where he led a successful turnaround effort including substantial increase in revenue, cash flow and international market expansion. Mr. Thode also spent 25 years with Motorola, Inc. in various management roles, including General Manager of its UMTS Handset Products and Personal Communications Sector and General Manager of its Wireless Access Systems Division in its General Telecoms Systems Sector.

Mr. Thode has a B.S. in Electrical Engineering from the University of Illinois, an M.S. in Electrical Engineering from the Illinois Institute of Technology and an M.B.A. from the Kellogg School of Management at Northwestern University.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

During 2013 and early 2014, we significantly changed our senior leadership team.

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Chief Executive Officer Transition. On April 15, 2013, Richard S. Hill, Chairman of our Board of Directors, joined the Company’s executive staff as Interim Chief Executive Officer and Executive Chairman replacing Robert A. Young, Ph.D. whose employment terminated on April 15, 2013. Thomas Lacey joined the Company as Interim Chief Executive Officer on May 29, 2013 replacing Mr. Hill as Interim Chief Executive Officer, and Mr. Hill returned to his position as non-Executive Chairman. Mr. Lacey was then appointed Chief Executive Officer on December 9, 2013.

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Chief Financial Officer Transition. On June 26, 2013, our Senior Vice President and Corporate Controller, John K. Allen, was appointed acting Chief Financial Officer, replacing C. Richard Neely, Jr., whose employment terminated on June 26, 2013. On January 2, 2014, Robert Andersen joined the Company as our Executive Vice President and Chief Financial Officer and Mr. Allen returned to his prior role as Senior Vice President and Corporate Controller.

•

DigitalOptics President. John S. Thode joined the DigitalOptics business in February 2013 as President. In connection with the DigitalOptics business restructuring we announced in January 2014, we anticipate that Mr. Thode’s employment will terminate in early May 2014.

•

Tessera Intellectual Property President/General Counsel. In January 2013, Bernard J. Cassidy was named President of Tessera Intellectual Property Corp., replacing Richard S. Chernicoff. On July 23, 2013, Mr. Cassidy’s employment as President, Tessera Intellectual Property Corp. and Executive Vice President and General Counsel for Tessera Technologies, Inc. terminated as part of an executive team streamlining effort.

As a result, our named executive officers for 2013 consist of Messrs. Allen, Cassidy, Chernicoff, Hill, Neely and Dr. Young, whose service as executive officers ended during 2013 and Messrs. Lacey and Thode who continue to serve as executive officers.

In June 2013, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with approximately 70% of stockholder votes cast in favor of our 2013 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs after June 2013, the Compensation Committee carefully considered the level of support our stockholders expressed for our compensation philosophy.

Following our annual review of our executive compensation philosophy, and in connection with its determination of pay packages for the new executives hired during 2013 and early 2014, the Compensation Committee decided to make certain changes to our executive compensation program that establish a stronger link between our named executive officers’ compensation and the achievement of corporate performance goals to ensure that total executive compensation rewards our senior executives when they deliver value for our stockholders. This shift was primarily effected through an increased emphasis on performance-based long-term compensation for executives. For those named executive officers who joined our senior leadership team in 2013 and early 2014, the Compensation Committee oversaw and implemented new hire compensation packages that it felt most appropriately incentivized those executives given their respective roles within the Company. For those new hires, the Compensation Committee provided additional weight to performance-based equity awards in the overall executive compensation package. The Compensation Committee believes that performance-based equity awards provide senior executives with greater alignment with stockholders than time-based equity awards.

In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the Board of Directors took into account the strong preference for an annual vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, the Board of Directors determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.

Fiscal Year 2013 Performance

The Company experienced a significant transition in 2013 within both the Board of Directors and senior leadership team. Our 2013 financial results reflect the uncertainty and change with the Board of Directors and senior leadership team as well as broader challenging economic and consumer environments and overall market conditions. Our key 2013 financial goal was to achieve non-GAAP pre-tax operating income for 2013. This goal was not achieved and therefore, the Compensation Committee determined that no variable compensation bonuses will be paid to our named executive officers.

Strong Compensation Policies that Benefit Stockholders

We believe that 2013 compensation of our named executive officers was appropriate and aligned with our 2013 results. We also believe our executive pay provides appropriate incentives to our executives to achieve our financial, operational and strategic goals without encouraging them to take excessive risks in their business decisions. We regularly evaluate the major risks to our business, including how risks taken by management could impact the value of executive compensation. To this end, we note the following:

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No 2013 Annual Bonuses Paid: Our annual bonus plan is designed so that the determination of awards is based on a review of a variety of indicators of performance, including financial, growth and operational objectives. In addition, the plan does not provide payment for poor performance, regardless of whether the failure to achieve target was outside of management’s control. In addition, there is a cap on the annual bonus opportunity, even for spectacular performance, so that executives do not have incentives to take excessive risks. For 2013, none of our named executive officers received a performance-based annual bonus.

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Increased Emphasis on Performance-Based Long-term Equity Incentives for Executive Officers: The Company’s long-term equity incentive awards generally vest over a period of four years to ensure that the Company’s employees, including the executive officers, maintain a long-term view of stockholder value. Beginning in 2013 and continuing through early 2014, the Company has increased the weight of long-term performance-based equity incentives that vest only in the event corporate performance objectives are achieved. Only 3% of the CEO compensation reported in the Summary Compensation Table below was realizable in 2013. The remaining 97% is subject to future performance or service conditions. For 2014, performance-based restricted stock units (“RSUs”) granted to our Chief Executive Officer (“CEO”) and Chief Financial Officer will be released, if at all, based on our financial performance, including specifically revenue growth of at least ten percent over 2013 and significant profit for 2013. The Compensation Committee will approve the metrics by which the performance-based RSUs will be released to the CEO and CFO for 2015 and subsequent years.

•	Compensation Committee Independence and Experience: The compensation committee is comprised solely of independent directors who have extensive experience.

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Compensation Consultant Independence and Experience: The compensation committee’s independent consultant, Compensia, Inc. (“Compensia”), has a breadth of experience in consulting technology companies on executive compensation practices, provides no other services to the Company and has no prior relationship with any of the named executive officers.

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Peer Group Review: The peer group of companies used to evaluate executive compensation levels are carefully reviewed at least annually by the Compensation Committee with input from its independent consultant. Changes to the peer group require Compensation Committee approval and the Company does not make any mechanical changes to compensation levels based strictly on peer group pay levels.

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Reasonable Severance Benefits: The severance benefits provided to the named executive officers are reasonable in light of market practice and a “double-trigger” is required before severance benefits are paid or equity acceleration occurs in connection with a change in control event. Additionally, the Company does not provide gross-ups of excise or other taxes if they were to be triggered in a change of control.

Compensation Objectives

Our Compensation Committee oversees the executive compensation program. Our executive compensation program is designed to attract, motivate and retain talented executives that will drive our financial, operational and strategic objectives while creating long-term shareholder value. The Compensation Committee has established the following set of objectives for our executive compensation program:

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Compensation should be market competitive: Our compensation program is designed to provide competitive total compensation relative to the relevant labor markets for our executives while maintaining fiscal responsibility for our stockholders, allowing us to attract and retain individuals of appropriate ability and managerial talent;

•

Compensation should reward performance and support our business strategy: A majority of our executive officers’ total compensation opportunities is variable and dependent upon the achievement of key annual (or longer) performance measures and is intended to link incentive award opportunities to the achievement of company and individual performance goals or appreciation in our stock price; and

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Compensation should be aligned with stockholders’ interests: Our compensation program also seeks to reward our executive officers for increasing our stock price over the long-term and maximizing stockholder value by providing a portion of total compensation opportunities for our executive officers in the form of direct ownership in our company through long-term equity incentive awards.

The main elements of our compensation program are base salary, annual cash incentive bonus awards and long-term equity incentive awards. Base salary is intended to provide a baseline level of compensation for our named executive officers. The remaining types of compensation, which in the aggregate represent the majority of our named executive officers’ total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives, increases in our stock price, or both. Each element of our executive compensation program is discussed in greater detail below.

Role of the Compensation Committee and Executive Officers in Setting Compensation

The Compensation Committee has the primary authority to approve the compensation provided to our executive officers. Consistent with prior years, for 2013, Compensia, an independent compensation consulting firm, was retained by the Compensation Committee to assist it in the determination of the key elements of the compensation programs. Compensia reports to and is accountable to the Compensation Committee, and may not conduct any other work for us without the authorization of the Compensation Committee. Compensia did not provide any services to us in 2013 beyond its engagement as an advisor to the Compensation Committee on executive compensation matters. After review and consultation with Compensia, the Compensation Committee has determined that Compensia is independent and there is no conflict of interest resulting from retaining Compensia currently or during the year ended December 31, 2013. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and NASDAQ listing standards.

In 2013, Compensia provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers in similar organizations. Compensia also advised on, among other things, structuring our various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to our executive officers.

To aid the Compensation Committee in making its compensation determinations, our CEO provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, excluding himself. Each named executive officer other than our CEO, in turn, participates in an annual performance review with the CEO to provide input about their contributions to our success for the period being assessed. The Compensation Committee gathers data on the CEO’s performance through several channels, including qualitative and quantitative assessments of the Company’s performance, discussions with other members of the management team and discussions with other members of the Board of Directors. Each Compensation Committee meeting ordinarily includes an executive session without members of management present.

Corporate and individual performance goals are generally established at the beginning of the year. The Company’s annual financial plan is formulated by our executive management team and is submitted for review and approval by our Board of Directors. The CEO, after discussions with the management team, then typically recommend a subset of these goals to the Compensation Committee as the corporate performance goals underlying our annual cash incentive bonus plan. We believe that the achievement of these performance goals is based on the successful efforts and contributions of our named executive officers. As described below, our Compensation Committee retains the authority under our bonus plan to authorize bonus payments to named executive officers that are less than the bonus payments that would otherwise be awarded based on our achievement of the performance goals established for our bonus plan. Our Compensation Committee also has the authority to make discretionary bonus awards to named executive officers.

In the beginning of each year, our executive officers work with our CEO to establish their individual performance goals for the year, based on their respective roles within the Company. For example, individual performance goals established for our named executive officers for 2013 included, among others, the financial performance of an executive’s area of responsibility, strategic objectives derived from our strategic plan and interdepartmental goals critical to the ongoing success of the business. These individual performance goals in many instances comprise the basis upon which we seek to achieve our broader corporate financial and operating goals for the year. These individual goals are typically designed to support certain aspects of the corporate objectives to ensure consistency in effort, direction and strategy.

Setting Executive Compensation

We review competitive compensation practices and the financial performance of comparable companies at least annually. This analysis provides the necessary background to the Compensation Committee to ensure that compensation opportunities for executives are competitive with compensation practices among comparable companies and that actual compensation paid to executives is appropriately aligned with our performance in the past year.

Each year Compensia works with the Compensation Committee to confirm one or more peer groups of companies to be used in the competitive assessment. In 2013, a new peer group was developed in order to provide the Compensation Committee with a comprehensive view of compensation practices reflecting our business as well as our location in Silicon Valley. The peer group for 2013 was selected based on an approach slightly different from that utilized in 2011 and 2012, focusing primarily on semiconductor companies with comparable revenue, market capitalization and geographic location and firms involved in the development and licensing of intellectual property. No peer group or peer company was selected on the basis of executive compensation levels. The specific attributes used to develop the peer group included:

•	Industry: The peer group used focused on semiconductor technology companies and companies that license intellectual property.

•

Revenue: We considered the revenue of the peer companies and generally selected peer companies with trailing twelve months of revenue that, at the time of the analysis, generally fell within the range of one-half to two times our revenue. Given the small number of intellectual property licensing companies, we included companies that were smaller than one-half our revenue in order to have a broad representation of intellectual property licensing companies. We do not base our peer company selection solely on revenue but also consider the market capitalization and geographic attributes discussed below.

•

Market Capitalization: For the peer group, we looked at market capitalization to reflect the differences in our business model as a technology licensing company, which would not be accurately reflected if we selected peer companies based solely on annual revenue. We selected companies with a market capitalization at the time of our analysis that was generally within a range of one-half to two times our market capitalization. Given the small number of intellectual property licensing companies, we included companies that were smaller than one-half our market-capitalization in order to have a broad representation among in intellectual property licensing companies.

•	Geographic Location: We included U.S. based companies, with an emphasis on firms headquartered in the San Francisco Bay Area.

The peer group for 2013 (which is different from the peer group index utilized in the performance graph included in our annual report on Form 10-K) was comprised of the following companies:

Acacia Research Corporation

Ambarella, Inc.

Applied Micro Circuits Corporation

ATMI, Inc.

Cabot Microelectronics Corporation

Cavium, Inc.

Entropic Communications, Inc.

Exar Corporation

Hittite Microwave Corporation

InterDigital, Inc.

InvenSense, Inc.

IXYS Corporation

Lattice Semiconductor Corporation

LTX-Credence Corporation

M/A-COM Technology Solutions Holdings, Inc.

Micrel, Incorporated

Monolothic Power Systems, Inc.

Nanometrics Inc.

Photronics, Inc.

Power Integrations, Inc.

Rambus, Inc.

RPX Corporation

Silicon Image, Inc.

TiVo Inc.

Ultratech, Inc.

Volterra Semiconductor Corporation

Each year, Compensia surveys the compensation practices of the peer group to assess the competitiveness of our compensation programs. Although we maintain the peer group for executive compensation and performance reference purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers. By contrast, survey data has the advantage of including data on executive positions beyond what is available in public filings, but may not be specific to the selected companies in the peer group. In light of this, during 2013, the Compensation Committee also reviewed data from the Radford Executive Survey, which consists of approximately 600 companies throughout the United States primarily from technology industries. We look at multiple cuts of data from the surveys, including national data across industries, Bay Area data across industries and specific industry cuts, and within those industry and geographic groups we align revenues to be consistent with the peer group. With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey were not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for such companies.

We believe that by utilizing both publicly available peer group data and the survey data from the published surveys in which we participate, we are able to develop the best set of competitive data reasonably available for use in making compensation decisions. The Compensation Committee, when making compensation adjustments to the named executive officers, reviews the publicly available peer group data and the survey data to ensure that, following any compensation adjustment, the total compensation of named executive officers falls within the Company’s guidelines.

Based on the objectives outlined above, the Compensation Committee strives to set target compensation opportunity levels to be competitive with the market that we compete in for executive talent and that are appropriate for the skills, experience and performance of each individual. However, the Compensation Committee does not establish compensation levels based directly on benchmarking. The Compensation Committee instead relies on the judgment of its members in making compensation decisions regarding base salaries, target bonus levels and long-term equity incentive awards after reviewing our performance and carefully evaluating each named executive officer’s performance during the year, leadership qualities, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value. The Compensation Committee does not guarantee that any executive will receive a specific market-derived compensation level.

In addition, the Compensation Committee has taken the approach of determining the mix of compensation elements, such as base salary, bonus opportunity and equity awards, on an individual basis. The Compensation Committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the comparable companies (discussed below), the role and responsibilities of the individual executive, and the nature of the behaviors the incentives are intended to motivate. The Compensation Committee’s philosophy is to balance compensation between long-term and short-term compensation, cash and non-cash compensation, and to take into account the roles and responsibilities of the individual officer.

Base Salary

The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary, competitive salary information, and overall compensation arrangements. As discussed above, in determining whether to make adjustments to base salaries for our executive officers, the Compensation Committee reviews information regarding compensation paid to individuals holding comparable positions at our peer group companies as well as the relevant market data from the most recent Radford Executive survey. In addition, each year, the Compensation Committee determines whether to approve merit increases to our executive officers’ base salaries based upon the Company’s performance, their individual performance, changes in duties and responsibilities and the recommendations of our CEO (except for purposes of determining his own salary). No formulaic or guaranteed base salary increases are provided to the named executive officers. In general, while the Compensation Committee does not attempt to set the various components of executive compensation at a certain target percentile within our peer group, executive base salaries fall generally between the 25th and 75th percentiles of the relevant comparable compensation data.

In January 2013, Mr. Cassidy’s annual base salary was increased to $350,000 in connection with his appointment as President of our Intellectual Property business unit. This was an increase of approximately 8%.

In April 2013, Mr. Hill who was, at the time, Chairman of our Board of Directors, joined the executive team as Interim Chief Executive Officer and Executive Chairman. Mr. Hill’s annual base salary was set at $1.

In May 2013, Mr. Lacey joined the executive team as Interim Chief Executive Officer. Mr. Lacey’s initial annual base salary was set at $500,000 by the Compensation Committee. This initial base salary was the result of negotiations between the Compensation Committee and Mr. Lacey and falls slightly above the 50th percentile among our peer group companies. Mr. Lacey became the Chief Executive Officer in December 2013 with no change in annual base salary.

No other adjustments to any base salary amounts for the other named executive officers were made in 2013.

On January 2, 2014, Robert Andersen joined the Company as our Executive Vice President and Chief Financial Officer. His initial annual base salary was set at $312,000 by the Compensation Committee.

Annual Cash Incentives

Our named executive officers are eligible to receive an annual cash incentive bonus under our Performance Bonus Plan for Executive Officers and Key Employees, also known as the Management Bonus Plan.

Annual Cash Incentive Bonus Targets

At the beginning of each year, the Compensation Committee approves minimum, target and maximum bonus opportunities for each named executive officer eligible to participate in the Management Bonus Plan. Under this program in 2013, the minimum, target and maximum award opportunities were determined as a percentage of base salary:

	Minimum	Target	Maximum
John K. Allen	0	35%	70%
Bernard J. Cassidy (1)	0	60%	120%
Richard S. Chernicoff (2)	N/A	N/A	N/A
Richard S. Hill(3)	None	None	None
Thomas Lacey (4)	0	$250,000	$250,000
C. Richard Neely, Jr. (5)	60%	60%	120%
John S. Thode (6)	0	75%	150%
Robert A. Young, Ph.D.(7)	0	100%	200%

(1)	Mr. Cassidy’s employment with the Company terminated on July 23, 2013 and he therefore became ineligible to receive any annual cash incentive bonus payment for 2013.
(2)	Mr. Chernicoff’s employment with the Company terminated on January 15, 2013 and he therefore became ineligible to receive any annual cash incentive bonus payment for 2013.
(3)	Pursuant to a letter agreement dated April 15, 2013, Mr. Hill was not eligible for any bonus in 2013.
(4)	Pursuant to his employment letter dated May 29, 2013, Mr. Lacey was to receive a cash bonus of up to $250,000 based on goals and objectives mutually agreed upon by Mr. Lacey and the Board of Directors.
(5)	Mr. Neely’s employment with the Company terminated on June 26, 2013 and he therefore became ineligible to receive any annual cash incentive bonus payment for 2013.
(6)	Mr. Thode agreed to forego any bonus payment for 2013.
(7)	Dr. Young’s employment with the Company terminated on April 15, 2013 and he therefore became ineligible to receive any annual cash incentive bonus payment for 2013.

These target bonus levels are reviewed annually in consultation with Compensia as part of the compensation review process. Participants may receive a smaller award (or no award) if we do not achieve a target level of performance and a larger award (capped at a level that provides executives an opportunity to earn larger awards by exceeding performance objectives, but that does not create excessive risk by providing unlimited upside opportunities) if we exceed the target level of performance. Payments of above-target bonuses may be made only if we exceed our corporate financial objectives.

Performance Goals

Bonuses paid to our executive officers under our Management Bonus Plan are based on our achievement of certain predetermined corporate performance goals and upon an evaluation of the individual officer’s performance for the year. In the case of Mr. Lacey, 100% of his annual bonus for 2013 was based on the corporate goal of being profitable in 2013. In the case of the other named executive officers, had any bonus been paid for 2013, between 50 and 80% of each executive’s annual bonus would have been based on corporate goals with the remainder based on the executive’s individual performance or a combination of individual performance and business unit performance.

In determining the compensation awarded to each executive officer based on performance, the Compensation Committee evaluates company and individual performance in a number of areas. Both the corporate goals and the individual goals assigned to each executive officer are intended to reward performance that is specifically tied to the executive’s contribution in helping us reach or potentially exceed the business plans in the current and future periods. For 2013, these objectives were designed to be challenging stretch goals in comparison to the Company’s approved operating plan.

Achievement of Annual Corporate Performance Objectives

On an annual basis, the Compensation Committee sets a threshold financial objective that must be achieved before any annual bonuses for that year are paid. For 2013, the financial objective was for the Company to achieve non-GAAP pre-tax operating income for 2013 (“Threshold Goal”). This Threshold Goal was not achieved and therefore no annual bonuses to named executive officers were paid for 2013.

In addition to the Threshold Goal, the Compensation Committee also sets corporate performance goals applicable to the annual bonuses for that year. The corporate performance goals will generally be a combination of financial goals and strategic objectives that are supportive of our strategic plan. The performance goals set forth below summarize the specific goals set by the Compensation Committee for 2013 annual bonus purposes and the percent of the total bonus attributable to each performance goal:

•	20% would have been based on achieving the corporate revenue target of $327M;

•	20% would have been based on achieving the GAAP operating income (loss) (excluding stock based compensation expense) target or ($12M);

•	50% would have been based on achieving goals with respect to customers in our DigitalOptics and Intellectual Property business units; and

•	10% would have been based on achieving certain strategic objectives.

Financial Objectives

If the Company had achieved the Threshold Goal, the Company would also have to achieve at least 70% of the financial goals outlined above in order for any bonus with respect to those goals were to be paid. For achievement of the financial goals between 70% of target levels and 100% of target levels, the achievement percentage will be linear from 20% (at threshold average achievement of the financial objectives) to 100% (at target achievement of the financial objectives).

Strategic Corporate Objectives

Our strategic corporate objectives related to three areas: (i) strategic goals for our Intellectual Property business, (ii) customer and product goals and strategic goals for our DigitalOptics business; and (iii) corporate and strategic planning goals for the Company. The strategic goals for the Intellectual Property business included establishing a scalable process for reviewing acquisition opportunities, including companies, divisions and patents and establishing an on-going process for evaluating the value of discrete patent portfolios. The customer and product goals for our DigitalOptics business focused on obtaining various stages of design wins for our mems/cam program, design wins for our image enhancement business, completing the sale of our Charlotte facility and closing the manufacturing facility in Zhuhai, China.

Achievement of Individual Performance Objectives

In addition, each executive’s performance is also measured against individual objectives that support the overall corporate objectives. Individual performance goals established among our named executive officers in 2013 were primarily subjective strategic objectives for which the executive has direct responsibility and interdepartmental goals critical to the success of the business. These individual performance goals in many instances comprise the basis upon which we seek to achieve our broader corporate financial and operating goals for the year. The 2013 individual performance objectives were designed to support our strategic business plan to be achievable, but to require a substantial effort and initiative on the part of the named executive officers. These individual objectives are used by our CEO as a guide to review each named executive officer’s performance and make an assessment and recommendation to the Compensation Committee of such officer’s achievement for the year. The final determination of each officer’s individual performance bonus component is made in the discretion of the Compensation Committee based on this input from the CEO and the Compensation Committee’s overall objective and subjective assessment of individual performance.

Multiplier

To the extent our actual achievement as compared to the Operating Income (Loss) objectives for our business units had exceeded target levels, the Management Bonus Plan contemplated that a multiplier would be applied to the corporate component of each executive’s annual bonus. The multiplier will generally be the average of the percentages by which the Operating Income (Loss) exceeds the target levels at the Intellectual Property and DigitalOptics business unit levels, subject to the Compensation Committee’s negative discretion to reduce the multiplier. If the Operating Income (Loss) achievement for a business unit is between the target and maximum levels, the multiplier with respect to that business unit will be calculated linearly from 1.0 (at target achievement) to 2.0 (at maximum achievement).

The Compensation Committee also has the right to exercise its discretion to reduce any bonus payment.

2013 Annual Cash Incentive Bonuses

As discussed above, the Company did not achieve the Threshold Goal and therefore no bonuses to named executive officers were paid for 2013 performance. As a result, the Compensation Committee did not determine achievement relative to the financial and strategic objectives described above and did not review each named executive officer’s achievement relative to his or her individual objectives for 2013.

Discretionary Bonus to John K. Allen

On February 6, 2014, the Compensation Committee approved the payment of a special bonus in the amount of $30,000 to John Allen for services performed during 2013 in his capacity as acting Chief Financial Officer. In June 2013, Mr. Allen who was at the time Senior Vice President and Corporate Controller was asked to step into the role of acting Chief Financial Officer. Mr. Allen’s compensation, however, was not changed. In January 2014, Mr. Allen returned to his prior role as Senior Vice President and Corporate Controller when Robert Andersen was hired as the Company’s Executive Vice President and Chief Financial Officer. The Compensation Committee determined that some additional compensation to Mr. Allen was appropriate for his service as acting Chief Financial Officer and therefore awarded him a special bonus of $30,000.

Equity Incentive Awards

Our long-term equity incentive award program is intended to provide executives with opportunities to participate in the appreciation of our stock price and to create unvested equity award value that will provide a financial incentive for executives to remain with and work for the continued success of the organization. Our 2013 long-term equity incentive award program was comprised of three equity award vehicles:

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Stock Option Awards: Stock options form the basis of our long-term equity incentive award program. Stock options align the interests of management and shareholders by rewarding increases in shareholder value.

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Restricted Stock Unit Awards: RSUs are used primarily in new hire executive packages. RSUs will rise and fall in value just as a traded share of stock will, aligning executives’ interests with shareholders.

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Performance Based Stock Option or Restricted Stock Unit Awards: Performance based stock option or performance based RSUs are provided to most of our named executive officers. These shares vest upon the occurrence of certain longer-term strategic milestones or specific annual financial goals and are intended to align a significant portion of these executives’ compensation to a single long-term strategic goal or to specific annual financial goals.

Stock Option Awards

Stock options granted under the various stock plans generally have a four-year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of the grant, subject to earlier termination in the event of termination of employment. This provides a reasonable time frame in which to align the executive officer with the price appreciation of our shares. The exercise price of options granted under the stock plans is 100% of the fair market value of the underlying stock on the date of grant. Under the Tessera Technologies, Inc. 2003 Equity Incentive Plan, or the 2003 Equity Plan, the fair market value of our common stock is equal to the last closing sales price per share on the NASDAQ Global Select Market on the date of grant.

The Compensation Committee considered the data on competitive practices collected by Compensia, the performance and expected contributions of the executive, the executives’ other compensation, including his unvested equity holdings, as well as input from the CEO (for persons other than himself) and other members of the Board of Directors in determining individual executive awards.

Messrs. Allen and Cassidy received stock options in 2013. Messrs. Hill, Lacey and Thode also received stock options in connection with their commencement of employment. These stock option awards are described below in the “Grants of Plan-Based Awards” table.

Time-Based Restricted Stock Unit Awards

As discussed above, we typically award RSUs to selected new hires and limited numbers of other employees as part of the annual award program. The Compensation Committee believes that RSUs are an effective tool for adding an immediate financial incentive to remain with and work for us that will mitigate potential attempts by labor market competitors to recruit critical employees. In 2013, Mr. Hill received 20,000 RSUs in connection with his joining the senior leadership team as Interim Chief Executive Officer and Executive Chairman. Mr. Lacey received 12,500 RSUs in May 2013 in connection with his joining the leadership team as Interim Chief executive Officer and an additional 100,000 RSUs in December 2013 in connection with his appointment as Chief Executive Officer. Mr. Thode received 30,000 RSUs in connection with the commencement of his employment with the Company. In October 2013, Mr. Allen received 3,000 RSUs as part of our annual focal review process. In January 2014, Mr. Andersen received 12,600 RSUs in connection with his appointment as Executive Vice President and Chief Financial Officer. The foregoing RSUs generally have a four-year vesting schedule in order to provide an incentive for continued employment. The RSUs granted to Mr. Hill and 2,000 of the RSUs granted to Mr. Allen vest one year following the date of grant.

Performance-Based Restricted Stock Unit Awards

In February 2013, in connection with his appointment as President of the DigitalOptics business, Mr. Thode received 60,000 performance-based RSUs. The performance stock unit award will vest and become exercisable as to 100% of the shares subject thereto on the date of completion of a spin-off by the Company of a business segment, deemed by the Board to be in the best interests of stockholders, by means of a dividend or distribution to stockholders of the entire equity interest in such business segment, provided that such spin-off occurs by March 31, 2015 and provided that Mr. Thode continues to be a service provider to the Company as of the vesting date. If the spin-off does not occur by March 31, 2015, then the award will expire on such date.

In December 2013, Mr. Lacey, in connection with his appointment as Chief Executive Officer, received 250,000 performance-based RSUs, up to 62,500 of which may vest each calendar year. The performance-based vesting requirements shall be as agreed upon by Mr. Lacey and the Compensation Committee on an annual basis with respect to the shares that may vest in that year and will require continued employment until the vesting date. Any performance-based RSUs that do not vest in a given year will be forfeited.

In January 2014, Mr. Andersen, in connection with his appointment as Executive Vice President and Chief Financial Officer, received 29,400 performance-based RSUs, up to 7,350 of which may vest each calendar year. The performance-based vesting requirements shall be as agreed upon by Mr. Andersen and the Company’s Chief Executive Officer, and approved by the Compensation Committee, on an annual basis with respect to the shares that may vest in that year and will require continued employment until the vesting date. Any performance-based RSUs that do not vest in a given year will be forfeited.

For 2014, performance-based RSUs granted to our CEO and Chief Financial Officer will be released, if at all, based on our financial performance, namely, year over year revenue growth and our profitability. The Compensation Committee will approve the metrics by which the performance-based RSUs will be released to the CEO and CFO for 2015 and subsequent years.

Employment, Severance and Change in Control Agreements

We have entered into employment, change in control severance agreements and severance agreements with certain of our executive officers to provide severance and/or change in control benefits. The Compensation Committee believes these types of agreements are essential in order to attract and retain qualified executives and promote stability and continuity in our senior management team. We believe that the stability and continuity provided by these agreements are in the best interests of our stockholders. For details, see “Employment, Severance and Change in Control Arrangements” below.

401(k) Plan

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) to cover eligible employees of the Company and any designated affiliate in the United States. The 401(k) Plan permits eligible employees to defer up to the maximum dollar amount allowed by law. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We currently make discretionary matching contributions to the 401(k) Plan in an amount equal to fifty percent of deferrals up to a maximum of three percent of the participant’s annual base pay and subject to certain other limits. Employer contributions to the Plan are vested as follows: 25% after one year of service, 50% after two years of service, 75% after three years of service and 100% after four years of service. Employees who are 21 years of age or older are eligible to participate in the 401(k) Plan as of the date of hire.

We do not maintain any other defined benefit, defined contribution or deferred compensation plans for our employees.

Other Elements of Compensation and Perquisites

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers. In addition, we provide certain highly-compensated employees, including our named executive officers, with supplemental long-term disability coverage. For purposes of eligibility for this coverage, highly-compensated employees are defined as those employees whose monthly income is higher than $13,333, or $160,000 per year. We also provided Mr. Lacey with temporary housing during 2013 and will continue to provide this assistance through May 2014. Prior to his termination of employment, we provided Dr. Young with a fixed amount of $150,000 per year to cover such expenses (such amount was subject to required withholding and was not grossed up for any taxes) and all obligations related to such living expenses and periodic trips home for him were his sole responsibility. Other than as described in this section, we do not provide any special perquisites or health or welfare benefits to our named executive officers that are not available to all of our employees.

Other Compensation Policies

We do not have stock ownership requirements for executives and currently do not have any policy for recovering awards or payments in the event of a financial restatement or other situations.

Our insider trading policy prohibits directors, officers, employees and all persons living in their households from trading any type of security, whether issued by us or other companies with which we do business, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Additionally, we restrict trading by our directors and officers, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to quarterly trading windows that begin one full trading day following the public disclosure of our quarterly or annual financial results and that ends at 5:00 pm Eastern Time on the first day of the last month in each calendar quarter. Furthermore, the insider trading policy requires that certain specified individuals meet with representatives of our legal department to confirm that they are not in possession of material non-public information prior to trading any security of the Company during open window periods. Our insider trading policy also prohibits directors, officers, employees and all persons living in their households from purchasing Company stock on margin, pledging Company stock to secure margin or other loans, short selling Company stock or buying or selling put or call options on Company stock, or entering into other derivative contracts or hedging contracts.

Tax and Accounting Treatment of Elements of Executive Compensation

We aim to compensate the named executive officers in a manner that is tax effective for us without sacrificing the effectiveness of the incentive programs being offered to executives. Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its chief executive officer and its four most highly compensated executive officers (other than its chief financial officer). Compensation that is “qualified performance-based compensation” generally is not subject to the $1 million deduction limit. Although we have plans that permit the award of deductible compensation under Section 162(m) of the Internal Revenue Code if the requirements of Section 162(m) are satisfied, the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

We account for stock-based awards to our employees under the rules of FASB ASC Topic 718, which requires us to record the compensation expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below sets forth, for the fiscal years ended December 31, 2013, 2012 and 2011, the salary and bonus earned by and other compensation paid to our named executive officers for 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)		Total ($)
Thomas Lacey	2013	295,890	(4)	—		7,053,002	3,022,649	—	6,323		10,377,864
Chief Executive Officer
And Director

John K. Allen	2013	250,000		30,000		61,287	13,765	—	9,595		364,647
Acting Chief Financial Officer

John Thode	2013	403,151	(9)	112,500	(17)	1,579,410	1,117,935	—	85,489	(11)	3,298,485
President, DigitalOptics

Richard S. Hill (10)	2013	1	(10)	—		381,580	372,740	—	—		754,321
Former Interim Chief Executive Officer

Robert A. Young, Ph.D.	2013	194,893		—		—	—	—	1,385,257	(12)	1,580,150
Former President,	2012	684,000		—		—	550	219,974	268,881	(6)	1,173,405
Chief Executive	2011	415,662	(5)	—		—	993,375	—	233,837	(7)	1,642,874
Officer and Director

C. Richard Neely, Jr.	2013	149,479	(15)	—		—	—	—	237,150	(18)	386,629
Former Executive Vice President	2012	104,923	(8)	—		360,975	653,850	69,750	3,495		1,192,993
and Chief Financial Officer

Bernard J. Cassidy	2013	193,749	(20)	—		351,882	615,020	—	279,299	(14)	1,439,950
Former Executive Vice President,	2012	324,135		100,000	(13)	298,180	202,536	110,278	11,102		1,046,231
General Counsel and Secretary, President Tessera Intellectual Property Corp.	2011	314,808		—		—	61,323	133,632	10,998		520,761

Richard S. Chernicoff	2013	11,154	(16)	—		—	—	—	443,108	(19)	454,262
Former President,	2012	303,558		—		—	—	—	7,980		311,538
Tessera Intellectual Property Corp.	2011	130,481		—		405,475	2,074,416	—	6,758		2,617,130

(1)	The amounts reflected in this column represent the aggregate grant date fair value for stock awards granted to the named executive officers in the relevant fiscal year, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. With respect to stock awards granted during 2013 the vesting of which was performance-based, these amounts have been computed based upon the probable outcome of the performance conditions applicable to such stock awards, if any, as of the grant date. The probable outcome for all stock awards granted with performance conditions has been determined to be the potential maximum value of the awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014.
(2)	The amounts reflected in this column represent the aggregate grant date fair value for option awards granted to the named executive officers in the relevant fiscal year, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014.
(3)	Unless otherwise indicated, these amounts include 401(K) contributions, life insurance and disability premiums and other miscellaneous expense reimbursements.
(4)	Mr. Lacey joined the Company as an employee and began serving as our Interim Chief Executive Officer on May 29, 2013. He was named the Chief Executive Officer on December 9, 2013. This amount represents a prorated portion of his annual base salary for 2013, which was $500,000.
(5)	Dr. Young joined the Company as an employee and began serving as our President and Chief Executive Officer on May 11, 2011. This amount represents a prorated portion of his annual base salary for 2011, which was $684,000.
(6)	Consists of $7,500 in 401(k) matching contributions, $15,635 in auto allowance, $37,500 in reimbursement of living expenses, $207,940 tax gross-up on the reimbursement of living expenses, and $306 in life insurance and long-term disability premiums paid by the Company for the benefit of Dr. Young.
(7)	Consists of $5,929 in 401(k) matching contributions, $6,600 in auto allowance, $119,644 in reimbursement of living expenses, $100,899 tax gross-up on the reimbursement of living expenses, and $765 in life insurance and long-term disability premiums paid by the Company for the benefit of Dr. Young.

(8)	Mr. Neely joined the Company as an employee on August 15, 2012. This amount represents a prorated portion of his annual base salary for 2012, which was $310,000.
(9)	Mr. Thode joined the Company as an employee on February 7, 2013. This amount represents a prorated portion of his annual base salary for 2013, which was $450,000.
(10)	Mr. Hill, Chairman of our Board of Directors since March 21, 2013, served as Interim Chief Executive Officer and Executive Chairman from April 15, 2013 through May 29, 2013 while a search for a new Chief Executive Officer was being conducted after Robert A. Young’s departure as Chief Executive Officer. Mr. Hill returned his position as non-Executive Chairman, effective May 29, 2013, when Thomas Lacey became Interim Chief Executive Officer. The cash compensation reflected in the table above represents the cash paid to Mr. Hill during 2013 for his service as Interim Chief Executive Officer and Executive Chairman. In his capacity as Interim Chief Executive Officer and Executive Chairman, Mr. Hill received a stock option award to purchase 50,000 shares, 100% of which were to vest on the earlier of six months after the date of grant, or upon appointment of a new CEO. The 50,000 became fully vested upon appointment of Mr. Lacey as the Interim Chief Executive Officer of the Company. In addition, Mr. Hill received 20,000 RSUs subject to his continued service with the Company, as to which 100% of the total number of shares vested upon appointment of Mr. Lacey as the Interim Chief Executive Officer of the Company. The table above reflects the aggregate grant date fair value for only those awards granted to Mr. Hill in his capacity as Interim Chief Executive Officer and Executive Chairman. For disclosure regarding the compensation paid to Mr. Hill for his service as a non-employee director during 2013, please see “Proposal 1 – Election of Directors – Director Compensation” above.
(11)	Includes $78,482 which represents a prorated portion of Mr. Thode’s annual living expense reimbursement of $85,000 annually.
(12)	Includes $1,332,000 in severance paid to Dr. Young and $46,154 of living expenses paid by the Company on Dr. Young’s behalf.
(13)	On March 5, 2013, the Compensation Committee approved the payment of a special bonus in the amount of $100,000 to Bernard J. Cassidy for services performed during 2012 in his capacity as Executive Vice President and General Counsel of the Company. The special bonus was awarded to Mr. Cassidy for his role in the following accomplishments: (1) the initial payment of approximately $19.9 million from Amkor Technology, Inc. related to the interim award issued by the International Court of Arbitration of the International Chamber of Commerce on July 6, 2012, in favor of the Company in its dispute with Amkor; (2) the execution of new eight-year patent license agreements by subsidiaries of the Company with SK hynix Inc.; and (3) the execution of a settlement agreement with Spansion Inc.
(14)	Includes $262,500 in severance paid to Mr. Cassidy. The remaining $16,799 related to 401(K) contributions, life insurance and disability premiums and other miscellaneous expense reimbursements.
(15)	Mr. Neely left the Company on June 26, 2013. This amount represents a prorated portion of his annual base salary for 2013, which was $310,000.
(16)	Mr. Chernicoff joined our executive team on July 11, 2011 and his employment terminated on January 15, 2013. This amount represents a prorated portion of his annual base salary for 2013, which was $290,000.
(17)	Mr. Thode received a one-time bonus upon his joining the Company.
(18)	Includes $232,500 in severance paid to Mr. Neely.
(19)	Includes $436,104 in connection with a consulting agreement with Mr. Chernicoff, pursuant to which he provided consulting services to us through December 31, 2013.
(20)	Mr. Cassidy left the Company on July 23, 2013. This amount represents a prorated portion of his annual base salary for 2013, which was $350,000.

Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan-based awards in 2013 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#) (2)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)	Closing Share Per Price on Date of Grant ($)
		Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)		Maxi- mum (#)
Thomas Lacey	5/29/2013	—	250,000	250,000	—	—		—		—		30,000	(4)	20.71	242,751	20.71
	12/9/2013	—	—	—	—	—		—		—		438,000	(5)	18.84	2,779,898	18.84
	5/22/2013	—	—	—	—	—		—		10,000	(8)	—		—	200,490	19.50
	5/29/2013	—	—	—	—	—		—		12,500		—		—	258,863	20.71
	12/9/2013	—	—	—	—	—		—		100,000	(5)	—		—	1,883,900	18.84
	12/9/2013	—	—	—	—	250,000	(5)	250,000	(5)	—		—		—	4,709,750	18.84

John Allen	10/14/2013	—	—	—	—	—		—		—		2,000	(4)	20.43	13,765	20.43
	10/14/2013	—	—	—	—	—		—		2,000	(9)	—		—	40,858	20.43
	10/14/2013	—	—	—	—	—		—		1,000	(10)	—		—	20,429	20.43
	1/1/2013	—	87,500	175,000	—	—		—		—		—		—	—	—

John S. Thode	2/7/2013	—	—	—	—	—		—		—		150,000	(4)	17.55	1,117,935	17.55
	2/7/2013	—	—	—	—	—		—		30,000		—		—	526,470	17.55
	2/7/2013	—	—	—	—	60,000	(6)	—		—		—		—	1,052,940	17.55
	2/7/2013	—	302,363	604,725	—	—		—		—		—		—	—	—

Bernard Cassidy	1/14/2013	—	—	—	—	—		—		—		86,000		16.84	615,020	16.84
	1/14/2013	—	—	—	—	—		—		10,000		—		—	168,390	16.84
	1/14/2013	—	262,800	525,000	—	—		—		—		—		—	—	—
	3/05/2013	—	—	—	—	—		—		11,250		—		—	183,492	17.84

Richard S. Hill	4/15/2013	—	—	—	—	—		—		—		50,000	(7)	19.08	372,740	19.08
	4/15/2013	—	—	—	—	—		—		20,000	(7)	—		—	381,580	19.08

Robert A. Young, PhD.	1/1/2013	—	684,000	1,368,000	—	—		—		—		—		—	—	—

C. Richard Neely, Jr.	1/1/2013	—	186,000	372,000	—	—		—		—		—		—	—	—

Richard S. Chernicoff	—	—	—	—	—	—		—		—		—		—	—	—

(1)	These awards were granted under the Company’s Management Bonus Plan, and the payment of any such awards was based on 2013 corporate performance goals, including objectives relating to revenue and GAAP operating income (loss) targets, as well as corporate strategic goals, and individual performance. No amounts were paid for 2013. See further details in the “2013 Annual Cash Incentive Bonuses” section of the Compensation Discussion and Analysis section above.
(2)	Unless otherwise noted, the RSU awards vest as follows: 25% of the shares subject to such awards vest after each of the four full fiscal years following the grant date of the award, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. The RSU awards are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.
(3)	The grant date fair value of the stock and option awards was determined in accordance with ASC Topic 718. The assumptions used to calculate the value of the stock and option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014.
(4)	All stock options were granted under the 2003 Equity Plan, with an exercise price equal to 100% of the fair market value on the date of grant, as determined in accordance with the terms of the 2003 Equity Plan, and are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements.” Unless otherwise noted, the stock options granted vest as follows: 1/48th of the shares subject to the stock options will vest monthly following the grant date, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. The stock options are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.
(5)	In connection with Mr. Lacey’s employment terms as Chief Executive Officer of the Company, Mr. Lacey received 100,000 RSUs, a stock option award to purchase 438,000 shares of common stock (“Option Award”), and an award of 250,000 performance-based RSUs (“PB RSU Award”). Subject to Mr. Lacey’s continued employment or consulting relationship with the Company, 25% of the RSU award with respect to 100,000 shares will vest on each of October 15, 2014, October 15, 2015, October 15, 2016 and October 15, 2017. Subject to Mr. Lacey’s continued employment or consulting relationship with the Company, 25% of the Option Award of 438,000 will vest on each of October 15, 2014, October 15, 2015, October 15, 2016 and October 15, 2017. Subject to Mr. Lacey’s continued employment or consulting relationship with the Company, up to 62,500 shares subject to the PB RSU Award may vest each calendar year based upon achievement of performance goals to be agreed upon on an annual basis by Mr. Lacey and the Board of Directors.
(6)

This award will vest and become exercisable in full upon completion of a spin-off of a business segment in the best interests of its stockholders, by means of a dividend or distribution to stockholders of the entire equity interest in such business segment, provided that such spin-off occurs by March 31, 2015 and provided that Mr. Thode continues to be a service provider to the Company as of the vesting date. If the spin-off does not occur by March 31, 2015, then the performance stock unit award will expire on such date.

(7)	Mr. Hill, Chairman of our Board of Directors since March 21, 2013, served as Interim Chief Executive Officer and Executive Chairman from April 15, 2013 through May 29, 2013 while a search for a new Chief Executive Officer was being conducted after Robert A. Young’s departure as Chief Executive Officer. Mr. Hill returned to his position as non-Executive Chairman, effective May 29, 2013, when Thomas Lacey became Interim Chief Executive Officer. In his capacity as Interim Chief Executive Officer and Executive Chairman, Mr. Hill received a stock option award to purchase 50,000 shares, 100% of which were to vest on the earlier of six months after the date of grant, or upon appointment of a new CEO. The 50,000 became fully vested upon appointment of Mr. Lacey as the Interim Chief Executive Officer of the Company. In addition, Mr. Hill received 20,000 RSUs subject to his continued service with the Company, as to which 100% of the total number of shares vested upon appointment of Mr. Lacey as the Interim Chief Executive Officer of the Company. The table above reflects only those awards granted to Mr. Hill in his capacity as Interim Chief Executive Officer and Executive Chairman. For disclosure regarding the awards granted to Mr. Hill during 2013 for his service as a non-employee director, please see “Proposal 1 – Election of Directors – Director Compensation” above.
(8)	Mr. Lacey received 10,000 shares of restricted stock for being a member of the Board of Directors. These awards vest over a period of four years, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and the remainder vesting in 12 equal quarterly installments thereafter.
(9)	Mr. Allen received a total of 2,000 shares of restricted stock that will 100% vest on October 14, 2014.
(10)	Mr. Allen received a total of 1,000 shares of restricted stock that will vest over 4 years.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information concerning the number and value of unexercised stock options and unvested stock awards held by the named executive officers at December 31, 2013:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Thomas Lacey	—		30,000		$20.71	5/28/2023	100,000	(4)	1,971,000	250,000	(4)	4,927,500
			438,000	(4)	$18.84	12/8/2023	10,000	(5)	197,100	—		—
	—		—		—	—	12,500		246,375	—		—

John K. Allen	12,500		37,500		$16.45	12/9/2022	11,250		221,738	—		—
	83		1,917		$20.43	10/13/2023	3,000	(6)	59,130	—		—

John S. Thode	—		150,000		$17.55	2/6/2023	—		—	—		—
	—		—		—	—	90,000		1,773,900	—		—

Richard S. Hill (7)	50,000	(8)	—		$19.08	4/14/2023	10,458	(9)	206,127	—		—

Robert A. Young, Ph.D.	10,000		—		$17.84	5/19/2014	—		—	—		—
	10,000		—		$29.13	5/18/2015	—		—	—		—
	3,000		—		$28.20	5/17/2016	—		—	—		—
	3,000		—		$44.27	5/16/2017	—		—	—		—
	7,594		—		$19.75	5/14/2018	—		—	—		—
	19,219		—		$15.61	5/18/2019	—		—	—		—
	15,789		—		$19.00	5/11/2020	—		—	—		—
	17,825		—		$16.83	5/23/2021	—		—	—		—
	80,000		—		$18.91	5/10/2021	—		—	—		—

C. Richard Neely, Jr.	—		—		—	—	—		—	—		—

Bernard J. Cassidy	—		—		—	—	—		—	—		—

Richard S. Chernicoff	34,271		—		$16.22	3/31/2014	—		—	—		—

(1)	All stock options have a ten year term from the grant date. Unless otherwise noted, the stock options vest as follows: 1/48th of the shares subject to the stock options will vest monthly following the grant date, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. All stock options are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.
(2)	Unless otherwise noted, all stock or RSU awards vest as follows: 25% of the shares subject to such awards vest after each of the four full fiscal years following the grant date of the award, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates, and are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.
(3)	This value is based on the December 31, 2013 closing price of our common stock of $19.71 as reported by the NASDAQ Global Select Market.
(4)	In connection with Mr. Lacey’s employment terms as Chief Executive Officer of the Company, Mr. Lacey received 100,000 RSUs, a stock option award to purchase 438,000 shares of common stock (“Option Award”), and an award of 250,000 performance-based RSUs (“PB RSU Award”). Subject to Mr. Lacey’s continued employment or consulting relationship with the Company, 25% of the RSU award of 100,000 will vest on each of October 15, 2014, October 15, 2015, October 15, 2016 and October 15, 2017. Subject to Mr. Lacey’s continued employment or consulting relationship with the Company, 25% of the Option Award of 438,000 will vest on each of October 15, 2014, October 15, 2015, October 15, 2016 and October 15, 2017. Subject to Mr. Lacey’s continued employment or consulting relationship with the Company, up to 62,500 shares subject to the PB RSU Award may vest each calendar year based upon achievement of performance goals to be agreed upon on an annual basis by Mr. Lacey and the Board of Directors.
(5)	Mr. Lacey received 10,000 shares of restricted stock for being a member of the Board of Directors. These awards vest over a period of 4 years, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and the remainder vesting in 12 equal quarterly installments thereafter.
(6)	Mr. Allen received a total of 3,000 shares of restricted stock of which 2,000 shares will vest on October 14, 2014 and 1,000 shares vest over 4 years.
(7)

Mr. Hill, Chairman of our Board of Directors since March 21, 2013, served as Interim Chief Executive Officer and Executive Chairman from April 15, 2013 through May 29, 2013 while a search for a new Chief Executive Officer was being conducted after Robert A. Young’s departure as Chief Executive Officer. Mr. Hill returned his position as non-Executive Chairman, effective May 29, 2013, when Thomas Lacey became Interim Chief Executive Officer. The stock awards compensation reflected in the table above represent all of the outstanding stock awards held by Mr. Hill as of December 31, 2013, including stock awards received for his service as a non-employee member of the Board of Directors. For disclosure regarding the compensation paid to Mr. Hill for his service as a non-employee director, please see “Proposal 1 – Election of Directors – Director Compensation” above.

(8)	These options were granted to Mr. Hill upon his appointment as Interim Chief Executive Officer and vested on May 29, 2013, when Thomas Lacey became Interim Chief Executive Officer.
(9)	Represents restricted stock awarded to Mr. Hill in his capacity as a non-employee director. Mr. Hill received 7,166 shares of restricted stock on the date of the 2013 Annual Meeting of Stockholders in accordance with our non-employee director compensation policy, which shares vest in four equal quarterly installments over a period of one year. Also includes 6,875 shares of restricted stock previously awarded to Mr. Hill upon his initial appointment to the Board that were unvested as of December 31, 2013. Such shares were part of an award of 10,000 shares of restricted stock granted to Mr. Hill on August 29, 2012, that vest over a period of four years, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and the remainder vesting in 12 equal quarterly installments thereafter.

Option Exercises and Stock Vested

The table below sets forth information concerning the number of stock options exercised in 2013 and the value realized upon their exercise by the named executive officers, as well as the number of shares acquired on vesting of stock awards in 2013 and the value realized upon vesting by such officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Thomas Lacey	—	—	—	—
Richard S. Hill	—	—	34,493	700,627
Robert A. Young, Ph.D.	—	—	—	—
John K. Allen	—	—	3,750	70,721
C. Richard Neely, Jr.	59,375	326,454	6,250	128,994
Bernard J. Cassidy	223,418	464,468	10,514	210,359
Richard S. Chernicoff	107,708	426,342	6,250	139,056
John S. Thode	—	—	—	—

(1)	Amounts realized from the vesting of stock awards are calculated by multiplying the number of shares that vested by the fair market value of a share of our common stock on the vesting date.

Employment, Severance and Change in Control Arrangements

Offer Letter with Mr. Lacey

Pursuant to the offer letter entered into between the Company and Mr. Lacey in December 2013 in connection with Mr. Lacey’s appointment as Chief Executive Officer, Mr. Lacey will receive an annual base salary of $500,000 and will be eligible to receive a performance cash bonus of up to 100% of base salary at the target goals and objectives, with a maximum potential up to 200% of base salary, to be paid on an annual basis, based on goals and objectives mutually agreed upon by Mr. Lacey and the Board. For 2013, Mr. Lacey was eligible for a performance cash bonus of up to $250,000.

Offer Letter with Mr. Andersen

Pursuant to an offer letter entered into between the Company and Mr. Andersen in December 2013 in connection with Mr. Andersen’s appointment as Executive Vice President and Chief Financial Officer, Mr. Andersen will receive an annual base salary of $312,000 and will be eligible to receive a performance cash bonus of up to 50% of base salary at the target goals and objectives, with a maximum potential up to 100% of base salary, to be paid on an annual basis, based on goals and objectives mutually agreed upon by Mr. Andersen and the Company’s Chief Executive Officer, and approved by the Compensation Committee.

Change in Control and Severance Arrangements

The Company provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated. In addition, the Company provides enhanced severance benefits in the event that such a termination occurs within 18 months following a change in control. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary, bonus and health benefit continuation and with the intent of providing for a stable work environment. We believe that reasonable severance benefits for those named executive officers with which we have entered into severance agreements are important because it may be difficult for these named executive officers to find comparable employment within a short period of time following certain qualifying terminations. The Company also believes these benefits are a means reinforcing and encouraging the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

The Company extends change in control benefits because they are essential to help the Company fulfill its objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by the Company. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Compensation Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels. The compensation committee has determined that such arrangements offer protection that is competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by the Company. In making the decision to extend the benefits, the compensation committee relied on the assurances of its independent advisor that the programs are representative of market practice, both in terms of design and cost.

Severance Agreements

The Company has entered into severance agreements and change in control severance agreements with certain of the named executive officers.

Severance Agreement with Mr. Lacey

The severance agreement between the Company and Mr. Lacey provides that if Mr. Lacey is involuntarily terminated without cause or resigns for good reason, or Mr. Lacey’s employment terminates as a result of his death or permanent disability, Mr. Lacey shall, upon the effectiveness of a general release of claims by Mr. Lacey in favor of the Company, receive:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of separation;

•	the amount of the annual bonus Mr. Lacey would have been entitled to receive as of the date of separation based on the Company’s and/or Mr. Lacey’s performance through such date;

•	a lump sum payment equal to his annual base salary;

•	continuation of health benefits for one year following termination,

•

immediate acceleration of vesting of such portion of his time-based RSUs as would have vested if Mr. Lacey had continued to provide services to the Company for one year following the date of separation, extended exercisability of stock option awards for one year after the date of separation, and if such termination occurs more than six (6) months and one (1) day into the performance period then-underway (“Performance Period”) under any outstanding performance-based restricted stock award or any other performance-based equity award (each, a “Performance Award”), Mr. Lacey shall remain eligible to vest in such portion of the Performance Award as is attributable to the Performance Period in accordance with the terms of such Performance Award based on actual performance relative to the performance goals applicable to the Performance Period, which vesting shall be effective on the last day of the Performance Period (or such other settlement date as may be provided in the agreement evidencing the Performance Award).

The severance agreement is set to expire in December 2015, which term may be renewed by mutual agreement between the Company and Mr. Lacey.

Change in Control Severance Agreement with Mr. Lacey

The change in control severance agreement between the Company and Mr. Lacey provides that if Mr. Lacey is involuntarily terminated without cause or resigns for good reason, or Mr. Lacey’s employment terminates as a result of his death or permanent disability within 18 months following a change in control, Mr. Lacey shall, upon the effectiveness of a general release of claims by Mr. Lacey in favor of the Company, receive all benefits to which he is entitled under the severance agreement described above, plus immediate acceleration of vesting in full of all equity awards, provided that Performance Awards shall vest as to the “target” number of shares subject to such award. The change in control severance agreement is set to expire in December 2015, which term may be renewed by mutual agreement between the Company and Mr. Lacey.

Severance Agreements with Messrs. Andersen, Thode, Allen, Neely, Cassidy and Chernicoff

The Company has entered into a severance agreement with Messrs. Andersen and Thode and had previously entered into a severance agreement with each of Messrs. Allen, Cassidy, Chernicoff and Neely. The severance agreement with Mr. Allen terminated by its terms on January 2, 2014. Mr. Neely was terminated as of June 26, 2013 and Mr. Cassidy was terminated as of July 23, 2013 and each received the compensation set forth below per the severance agreements in place. Mr. Chernicoff was terminated on January 15, 2013 and entered into a settlement and consulting agreement described below.

The severance agreements provide that, if an executive’s employment is terminated by us without cause or if the executive resigns for good reason, the executive will be entitled to receive the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•	a lump sum cash payment equal to a 75% of his annual base salary ;

•	continuation of health benefits for a period of 9 months following the date of termination (12 months with respect to Mr. Chernicoff); and

•	9 months vesting credit for any outstanding stock awards (other than stock awards that vest based on the achievement of performance objectives).

The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of the Company.

Change in Control Severance Agreements with Messrs. Andersen, Thode, Neely, Cassidy and Chernicoff

The Company was a party to a change in control severance agreement with Mr. Thode that expired in February 2014. In connection with his appointment as Executive Vice President and Chief Financial Officer in January 2014, the Company entered into a change in control severance agreement with Mr. Andersen. The Company was also party to change in control severance agreements for Messrs. Neely, Cassidy and Chernicoff all of which terminated upon their termination from the Company. Under these change in control severance agreements, in the event the executive’s employment is terminated by us without cause or he resigns for good reason within 18 months following a change in control, he is entitled to receive the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•	a lump sum cash payment equal to a 160% of his annual base salary (175% with respect to Mr. Chernicoff and 75% with respect to Mr. Andersen);

•	continuation of health benefits for a 12 month period (18 months with respect to Mr. Chernicoff and 9 months with respect to Mr. Andersen) following the date of termination; and

•	full vesting of any outstanding unvested stock awards (other than, with respect to Mr. Andersen, stock awards that vest based on the achievement of performance objectives).

The severance benefits payable under the change in control severance agreements will be reduced by any severance benefits payable by the Company to the executive under any other policy, plan, program, agreement or arrangement as a result of his termination by us without cause or resignation for good reason, including any severance agreement. The severance benefits described above are subject to the executive’s execution of a general release of claims in favor of the Company.

Defined Terms

For purposes of both the severance agreements and the change in control severance agreements, “cause” means, generally, an executive’s gross negligence or willful misconduct in the performance of his duties where such gross negligence or willful misconduct has resulted or is likely to result in material damage to our company, the executive’s willful and habitual neglect of or failure to perform his duties, the executive’s commission of any act of fraud or dishonesty with respect to our company that causes harm to our company or is intended to result in substantial personal enrichment, the executive’s failure to cooperate with us in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by our Board of Directors or the Audit Committee of the Board of Directors, the executive’s material violation of our confidentiality and proprietary rights agreement or any similar agreement with the company, or the executive’s material breach of any obligation or duty under the agreement or any written employment or other written policies of our company.

For purposes of both the severance agreements and the change in control severance agreements, “good reason” means, generally, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation, unless such a reduction is imposed across-the-board to senior management, a material change in the geographic location at which the executive must perform his duties, or any other action that constitutes our material breach of the agreement.

For purposes of both the severance agreements and the change in control severance agreements, “change in control” is generally defined as:

•

a merger or consolidation in which the company is a party, other than a merger or consolidation which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities; or

•	the sale of all or substantially all of our assets.

Separation and Consulting Agreements with Robert A. Young, Ph.D.

Effective April 15, 2013, we entered into a separation agreement with Dr. Young (the “Young Separation Agreement”) in connection with his resignation as our President and Chief Executive Officer. Pursuant to the terms of the Young Separation Agreement, the Company paid $1,332,000 to Dr. Young in April 2013 as a one-time separation payment. Dr. Young is also entitled to continued health coverage at the Company’s expense through April 1, 2015. The Young Separation Agreement also provides that the Company will reimburse and assume responsibility for any remaining obligations with respect to Dr. Young’s reasonable, temporary living expenses incurred in connection with Dr. Young’s relocation to the San Francisco Bay Area, and will reasonably cooperate with Dr. Young in the windup of those obligations and the payment of any expenses associated therewith. The Young Separation Agreement also provided that Dr. Young’s existing equity awards, to the extent vested as of April 15, 2013, will remain outstanding and exercisable during his time of service as a consultant, described below. Dr. Young’s unvested equity grants as of April 15, 2013 have been cancelled and forfeited, and will not become exercisable notwithstanding Dr. Young’s provision of consulting services.

In connection with the Young Separation Agreement, we also entered into a consulting agreement with Dr. Young (the “Young Consulting Agreement”), pursuant to which he will provide consulting services to us through April 1, 2015. Provided that Dr. Young complies with the obligations as set forth in his Young Separation Agreement, his existing confidentiality and invention assignment agreement and the Young Consulting Agreement, he will receive consulting payments of $1,500 per month payable in arrears, for a total of twenty-four payments over the term of the consulting period, with the first such monthly payment due on or about June 1, 2013 and the final monthly payment due on or about May 1, 2015. If we terminate the Young Consulting Agreement other than by reason of Dr. Young’s material breach of the Young Consulting Agreement or the Young Separation Agreement, we will remain obligated to make the twenty-four cash payments for the full consulting period and Dr. Young’s vested equity grants as of April 15, 2013 will continue to remain outstanding and exercisable, with April 1, 2015 to serve as the applicable service termination date with respect to such equity awards.

Settlement and Consulting Agreements with Richard S. Chernicoff

Effective January 15, 2013, we entered into a settlement agreement with Richard S. Chernicoff, our former President, Tessera Intellectual Property Corp. Under the agreement, Mr. Chernicoff received 12 months of continued health coverage at the Company’s expense.

In connection with the settlement agreement, we also entered into a consulting agreement with Mr. Chernicoff, pursuant to which he provided consulting services to us through December 31, 2013. Mr. Chernicoff received consulting payments of $36,342 per month payable in arrears, for a total of twelve payments over the term of the consulting period, ending January 1, 2014. Mr. Chernicoff’s existing equity awards remained outstanding and continued to vest during the consulting period.

2003 Equity Plan

We routinely grant our executive officers stock awards pursuant to our 2003 Equity Plan. The change in control provisions applicable to stock awards under our 2003 Equity Plan generally provide for accelerated vesting of unvested awards in connection with a change in control if such awards are not assumed or replaced with comparable awards by our successor company or its parent.

Potential Payments Upon Change in Control and Termination

The following table summarizes potential change in control and severance payments to each named executive officer in the event of (1) a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, and (2) such a termination within 18 months following a change in control. The table assumes that the termination and change in control, if applicable, occurred on December 31, 2013. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $19.71, which represents the closing market price of our common stock as reported by the NASDAQ Global Select Market on December 31, 2013, the last trading day of 2013.

Name	Benefit Type	Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause ($)		Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause, if Within 18 Months Following a Change in Control ($)
Thomas Lacey	Cash Payments	$500,000	(1)	$500,000	(1)
	Value of Stock Award Acceleration	1,930,759	(4)	4,027,410	(6)
	Value of Health Benefits	12,300	(8)	12,300	(8)

John S. Thode	Cash Payments	337,500	(2)	720,000	(3)
	Value of Stock Award Acceleration	171,619	(5)	915,300	(6)
	Value of Health Benefits	$9,225	(7)	$12,300	(8)

(1)	Cash payment under this severance agreement is payable in a lump sum equal to 100% of the executive’s base salary. The severance benefits payable under the change in control severance agreements will be reduced by any severance benefits payable by the Company to the executive under any other policy, plan, program, agreement or arrangement as a result of his termination by us without cause or resignation for good reason, including any severance agreement.
(2)	Cash payment under this severance agreement is payable in a lump sum equal to 75% of the executive’s base salary. The severance benefits payable under the change in control severance agreements will be reduced by any severance benefits payable by the Company to the executive under any other policy, plan, program, agreement or arrangement as a result of his termination by us without cause or resignation for good reason, including any severance agreement.
(3)	Cash payment under this severance agreement is payable in a lump sum equal to 160% of the executive’s base salary. The severance benefits payable under the change in control severance agreements will be reduced by any severance benefits payable by the Company to the executive under any other policy, plan, program, agreement or arrangement as a result of his termination by us without cause or resignation for good reason, including any severance agreement.
(4)	Represents the value of those stock awards that would vest over the 12-month period following December 31, 2013 based on the difference between the exercise or purchase price, if any, and $19.71, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 31, 2013.
(5)	Represents the value of those stock awards that would vest over the 9-month period following December 31, 2013 based on the difference between the exercise or purchase price, if any, and $19.71, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 31, 2013.
(6)	Represents the value of all stock awards that would vest based on the difference between the exercise or purchase price, if any, and $19.71, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 31, 2013.
(7)	Represents the estimated cost of 9 months of continued health coverage.
(8)	Represents the estimated cost of 12 months of continued health coverage.

Risk Assessment of Compensation Policies and Programs

In early 2014, management assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by the Company and presented its assessment to our Compensation Committee. Based on its assessment, management recommended, and the Compensation Committee, concluded, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on the Company. In connection with their review, management and the Compensation Committee noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:

•	The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.

•	Corporate performance objectives are designed to be consistent with the Company’s overall business plan and strategy, as approved by the Board of Directors.

•

The determination of executive incentive awards is based on a review of a variety of indicators of performance, including both financial and non-financial goals, reducing the risk associated with any single indicator of performance.

•	Incentive payments are capped at no more than 200% of target.

•	The Company’s equity awards generally vest over four year periods or based upon the achievement of performance objectives.

•	The Compensation Committee has the right to exercise negative discretion over executive incentive plan payments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2013, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our capital stock or any member of their immediate families had or will have a direct or indirect material interest other than the compensatory transactions described above and the agreements and transactions described below.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. As permitted by the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors to us for monetary damages for a breach of their fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Pursuant to our restated certificate of incorporation and bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. A “director” or “officer” includes any person who is or was a director or officer of us, is or was serving at our request as a director or officer of another enterprise or was a director or officer of a corporation which was a predecessor corporation of us or of another enterprise at the request of the predecessor corporation. Pursuant to our restated certificate of incorporation and bylaws, we also have the power to indemnify our employees to the extent permitted under Delaware law. Our restated certificate of incorporation and bylaws provide that our Board of Directors may authorize the advancement of expenses for the defense of any action for which indemnification is required or permitted. Our restated certificate of incorporation and bylaws permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us or, at our request, served in such a capacity for another enterprise.

We have entered into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; and

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Procedures for Approval of Related Person Transactions

As provided by the Company’s written Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis, and approve any related party transaction. The Company’s written Code of Business Conduct and Ethics Policy requires that all directors, officers and employees make appropriate disclosure of any situation that could give rise to a conflict of interest to the Company’s General Counsel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each current director and each nominee to become a director, (ii) each named executive officer, (iii) all current directors, nominees and current executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock as of March 1, 2014.

The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity includes common stock underlying options held by the person or entity that are exercisable within 60 days of March 1, 2014, and common stock underlying RSUs held by the person or entity that will vest within 60 days of March 1, 2014, but excludes common stock underlying options and RSUs held by any other person or entity. Percentage of beneficial ownership is based on 53,574,961 shares of common stock outstanding as of March 1, 2014.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total Class
Executive Officers, Directors and Nominees
Thomas Lacey	12,487	*
John K. Allen (1)	16,148	*
John S. Thode (2)	48,205	*
Robert A. Young, Ph.D. (3)	651,834	1.2%
C. Richard Neely, Jr.	25,000	*
Bernard J. Cassidy	41,250	*
Richard S. Chernicoff	23,488	*
Christopher Seams	35,375	*
Donald E. Stout	16,465	*
George Cwynar	18,435	*
George A. Riedel	18,275	*
John Chenault	15,385	*
Peter A. Feld (4)	4,765,375	8.9%
Richard S. Hill (5)	87,437	*
Timothy J. Stultz, Ph.D.	23,160	*
Tudor Brown	16,490	*
All current executive officers, directors and nominees to become a director as a group ( twelve persons) (4)(13)	5,073,237	9.5%
5% Stockholders
Persons and entities affiliated with Starboard Value and Opportunity Master Fund Ltd. (6)	4,750,000	8.9%
BlackRock, Inc. (7)	4,650,137	8.7%
Persons and entities affiliated with Amici Capital LLC (8)	3,880,304	7.2%
Seizert Capital Partners, LLC (9)	3,593,823	6.7%
Persons and entities affiliated with S.A.C. Capital Advisors, L.P. (10)	3,340,930	6.2%
Frontier Capital Management Co., LLC (11)	3,333,278	6.2%
Entities affiliated with Vanguard Group, Inc. (12)	3,233,260	6.0%

*	Represents beneficial ownership of less than 1%.
(1)	Includes 15,917 shares issuable upon exercise of outstanding options held by Mr. Allen, exercisable within 60 days of March 1, 2014.
(2)	Includes 43,750 shares issuable upon exercise of outstanding options held by Mr. Thode, exercisable within 60 days of March 1, 2014.
(3)	Includes 166,427 shares issuable upon exercise of outstanding options held by Mr. Young, exercisable within 60 days of March 1, 2014.

(4)	Includes the 4,750,000 shares beneficially owned by persons and entities affiliated with Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O MF”) as described in note 5. Mr. Feld, solely by virtue of his position as a member of the Management Committee of Starboard Value GP LLC (“Starboard Value GP”), the general partner of the investment manager of Starboard V&O MF, and as a member and member of the Management Committee of Starboard Principal Co GP LLC, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the 2,874,525 shares owned directly by Starboard V&O MF. Mr. Feld, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of Starboard Value LP, and as a member and member of the Management Committee of Starboard Principal Co GP LLC, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the 1,020,684 shares held in an account managed by Starboard Value LP. Mr. Feld, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the manager of Starboard Value and Opportunity S LLC (“Starboard V&O SLLC”), and as a member and member of the Management Committee of Starboard Principal Co GP LLC, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the 650,816 shares owned directly by Starboard V&O SLLC. Mr. Feld, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard Value and Opportunity C LP (“Starboard V&O CLP”), and as a member and member of the Management Committee of Starboard Principal Co GP LLC, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the 203,975 shares owned directly by Starboard V&O CLP. Mr. Feld expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(5)	Includes 50,000 shares issuable upon exercise of outstanding options held by Mr. Hill, exercisable within 60 days of March 1, 2014.
(6)	Starboard V&O MF has sole voting and dispositive power as to 2,874,525 shares. Starboard V&O SLLC has sole voting and dispositive power as to 650,816 shares. Starboard V&O CLP has sole voting and dispositive power as to 203,975 shares. Starboard Value R LP, as the general partner of Starboard V&O CLP, and Starboard Value R GP LLC as the general partner of Starboard Value R LP, may be deemed the beneficial owner of the 203,975 shares owned by Starboard V&O CLP. Starboard Value LP, as the investment manager of Starboard V&O MF and Starboard V&O CLP and the manager of Starboard V&O SLLC may be deemed the beneficial owner of the shares owned by Starboard V&O MF, Starboard V&O CLP and Starboard V&O SLLC, as well as 1,020,684 shares held in an account managed by Starboard Value LP. Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the shares owned by Starboard V&O MF, Starboard V&O CLP, Starboard V&O SLLC and Starboard Value LP. Starboard Principal Co LP (“Principal Co”), as a member of Starboard Value GP, and Starboard Principal Co GP LLC (“Principal GP”), as the general partner of Principal Co, may also each be deemed the beneficial owner of the shares owned by Starboard V&O MF, Starboard V&O CLP, Starboard V&O SLLC and Starboard Value LP. Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld, as members of Principal GP and members of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may also each be deemed the beneficial owner of the shares owned by Starboard V&O MF, Starboard V&O CLP, Starboard V&O SLLC and Starboard Value LP.

The address of the principal office of each of Starboard V&O SLLC, Starboard V&O CLP, Starboard Value R LP, Starboard Value R GP LLC, Starboard Value LP, Starboard Value GP, Principal Co, Principal GP, and Messrs. Smith, Mitchell and Feld is 830 Third Avenue, 3rd Floor, New York, New York 10022. The address of the principal office of Starboard V&O Fund is 89 Nexus Way, Camana Bay, PO Box 31106, Grand Cayman KY1-1205, Cayman Islands.

The information in this table and footnote is based solely on information contained in Schedule 13D/A filed with the SEC on September 4, 2013 by the persons and entities named in this footnote and Form 4 filed with the SEC on January 21, 2014 by Mr. Feld.

(7)

The address for BlackRock, Inc., is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. has sole voting as to 4,462,255 and sole dispositive power as to 4,650,137 shares. The shares reported as being beneficially held by BlackRock, Inc. may be held by one or more of its subsidiaries, BlackRock Advisors

(UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Asset Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co. Ltd. or BlackRock Life Limited. The information in this table and footnote is based solely on information contained in Schedule 13G/A filed with the SEC on January 30, 2014 by BlackRock, Inc.

(8)	The address for Amici Capital, LLC and the other beneficial owners of the shares reported in this line is 666 Fifth Avenue, 34th Floor, NY 10103, except for Amici Fund International, Ltd., whose address is c/o Bison Financial Services Limited, Bison Court, Road Town, Tortola, British Virgin Islands. The shares are owned by advisory clients of Amici Capital, LLC. Amici Capital, LLC, A. Alex Porter and Paul E. Orlin each have shared voting and dispositive power as to 3,880,304 shares. The information in this table and footnote is based solely on information contained in Schedule 13G/A filed with the SEC on February 14, 2014 by Amici Capital, LLC.
(9)	The address for Seizert Capital Partners, LLC, is 185 Oakland Avenue, Suite 100, Birmingham, MI 48009. Seizert Capital Partners, LLC has sole voting power as to 2,208,943 shares and sole dispositive power as to 3,593,823 shares. The information in this table and footnote is based solely on information contained in Schedule 13G/A filed with the SEC on January 30, 2014 by Seizert Capital Partners, LLC.
(10)	The address for S.A.C. Capital Advisors L.P. (“SAC Capital Advisors LP”) and the other beneficial owners of the shares reported in this line is 72 Cummings Point Road, Stamford, Connecticut 06902, except for S.A.C. Capital Associates, LLC (“SAC Capital Associates”), whose address is Mitchell House, The Valley, Anguilla, British West Indies. SAC Capital Associates holds 2,865,231 outstanding shares and holds options to acquire 300,000 shares. The remaining 175,699 shares are held by either S.A.C. MultiQuant Fund, L.P. (“SAC MultiQuant Fund”) or S.A.C. Select Fund, LLC (“SAC Select Fund”). Pursuant to an investment management agreement, S.A.C. Capital Advisors, L.P. maintains investment and voting power with respect to the securities held by SAC Capital Associates, SAC MultiQuant Fund and SAC Select Fund. S.A.C. Capital Advisors, Inc. is the general partner of S.A.C. Capital Advisors, L.P. Steven A. Cohen controls S.A.C. Capital Advisors, Inc. Although S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc. and Mr. Cohen own directly no shares, they each may be deemed to beneficially own the 3,340,930 shares held by SAC Capital Associates, SAC MultiQuant Fund and SAC Select Fund. Each of S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc. and Mr. Cohen disclaims beneficial ownership of any of these securities. The information in this table and footnote is based solely on information contained in Schedule 13G/A filed with the SEC on February 14, 2014 by S.A.C Capital Advisors, LP.
(11)	The address for Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110. Frontier Capital Management Co., LLC has sole voting power as to 1,773,782 shares and sole dispositive power as to 3,333,278 shares. The information in this table and footnote is based solely on information contained in Schedule 13G/A filed with the SEC on February 14, 2014 by Frontier Capital Management Co., LLC.
(12)	The address for The Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, PA 19355. The Vanguard Group, Inc. has sole voting power as to 81,861 shares, sole dispositive power as to 3,154,399 shares and shared dispositive power as to 78,861 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 78,861 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,000 shares as a result of its serving as investment manager of Australian investment offerings. The information in this table and footnote is based solely on information contained in Schedule 13G/A filed with the SEC on February 12, 2014 by Vanguard Group, Inc.
(13)	Includes 387,303 shares issuable upon exercise of outstanding options held by current officers and directors as a group, exercisable within 60 days of March 1, 2014.

EQUITY COMPENSATION PLAN INFORMATION

We have six equity compensation plans that have been approved by our stockholders: the Fifth Amended and Restated 2003 Equity Incentive Plan, the 1999 Stock Plan, the Amended and Restated 1996 Stock Plan, the 1991 Stock Option Plan, the 2003 Employee Stock Purchase Plan and the International Employee Stock Purchase Plan. The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at December 31, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)		Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	3,917,469	(1)	$18.37	4,836,192	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	3,917,469		$18.37	4,836,192

(1)	Includes 347,707 shares outstanding related to performance-based restricted stock awards and units.
(2)	Includes 4,763,287 shares remaining available for future issuance under the Fifth Amended and Restated 2003 Equity Incentive Plan, 211,230 shares remaining available for future issuance under the ESPP, and 72,906 shares remaining available for future issuance under the International Employee Stock Purchase Plan as of December 31, 2013. This table does not include the proposed 500,000 share increase to the ESPP described in Proposal 4 above, which increase is subject to stockholder approval of the ESPP Amendment at the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2013.

The following Compensation Committee Report and Audit Committee Report are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of the Company’s filings made under the Securities Act of 1933 or the Exchange Act that might incorporate filings made by the Company under those statutes, the Compensation Committee Report and Audit Committee Report shall not be incorporated by reference into any prior filings or into any future filings made by the Company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has furnished this report on executive compensation. None of the members of the Compensation Committee is currently an officer or employee of the Company and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for designing, recommending to the Board of Directors for approval and evaluating the compensation plans, policies and programs of the Company and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained herein with management.

2. Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our Board of Directors, and our Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

March 20, 2014

COMPENSATION COMMITTEE

TIMOTHY J. STULTZ PH.D, CHAIRMAN

PETER A. FELD

GEORGE A. RIEDEL

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.tessera.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Registered Public Accounting Firm’s qualifications and independence, and the performance of the Company’s internal audit function and the Independent Registered Public Accounting Firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2013 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s Independent Registered Public Accounting Firm. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by AICPA, Professional Standards, Vol. 1, AU Section 380 (Communication with Audit Committees), as modified or supplemented. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committee Concerning Independence) and the Audit Committee discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from the Company and the Company’s management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2014.

February 27, 2014

AUDIT COMMITTEE

JOHN CHENAULT, CHAIRMAN

GEORGE CWYNAR

CHRISTOPHER SEAMS

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Annual Report on Form 10-K and proxy statement, if they have elected to receive proxy materials by mail. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder that has requested to receive proxy materials by mail and you have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report on Form 10-K and proxy statement for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Annual Report on Form 10-K and proxy statement mailed to you, please call Investor Relations at (408) 321-6000, send an e-mail request to ir@tessera.com, or write to c/o Investor Relations, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134 and we will promptly deliver the requested copy.

Registered stockholders that have requested to receive proxy materials by mail and have not consented to householding will continue to receive copies of our Annual Reports on Form 10-K and our proxy statements for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of the Annual Reports on Form 10-K and proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Streetname Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this proxy statement is our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC, are available free of charge on our website at www.tessera.com or you can request a copy free of charge by calling Investor Relations at 408-321-6000 or sending an e-mail request to ir@tessera.com. Please include your contact information with the request.

By Order of the Board of Directors
TESSERA TECHNOLOGIES, INC.
Sincerely,

/s/ PAUL E. DAVIS
PAUL E. DAVIS Secretary

San Jose, California

March 24, 2014

Appendix A

FIRST AMENDMENT TO THE

TESSERA TECHNOLOGIES, INC.

EMPLOYEE STOCK PURCHASE PLAN

This First Amendment (this “Amendment”) to the Tessera Technologies, Inc. Employee Stock Purchase Plan (as amended to date, the “Plan”), dated as of October 14, 2013, is made and adopted by Tessera Technologies, Inc. (the “Company”), a corporation organized under the laws of State of Delaware.

1. Section 13(a) of the Plan is hereby amended to read as follows:

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 2,500,000 shares. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan. The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

2. This Amendment was effective as of October 14, 2013, but no rights granted under the Plan with respect to the increase to the number of shares of the Company’s Common Stock available for sale under the Plan under the Amendment shall be exercised unless and until the Amendment has been approved by the stockholders of the Company within twelve (12) months before or after the date Amendment was adopted by the Board. In the event such approval is not obtained, this Amendment, and any purchase rights granted under the Plan with respect to the increase to the number of shares of the Company’s Common Stock available for sale under the Plan hereunder, shall terminate and shall be of no further force or effect.

3. This Amendment shall be and is hereby incorporated in and forms a part of the Plan. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein. The Plan, as amended by this Amendment, is hereby ratified and confirmed.

* * * * * * * *

I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of the Company on October 14, 2013.

TESSERA TECHNOLOGIES, INC.

By:	/s/ Paul Davis

Name:	Paul Davis
Its:	Senior Vice President, General Counsel and Corporate Secretary

A-1

TESSERA TESSERA TECHNOLOGIES, INC. 3025 ORCHARD PKY SAN JOSE, CA 95134 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 6, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors 01 Richard S. Hill 02 Christopher A. Seams 03 Donald E. Stout 04 George Cwynar 05 George A. Riedel 06 John Chenault 07 Peter A. Feld 08 Timothy J. Stultz 09 Thomas Lacey 10 Tudor Brown For Against Abstain The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. To hold an advisory vote on executive compensation. 3. To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2014. 4. To approve the Amendment of our Employee Stock Purchase Plan. NOTE: The Company’s stockholders may also transact such other business as properly comes before the meeting or any adjournment or postponement thereof. For Against Abstain Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Signature (Joint Owners) Date 0000201389_1 R1.0.0.51160 Signature [PLEASE SIGN WITHIN BOX] Date

TESSERA Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . TESSERA TECHNOLOGIES, INC. 2014 Annual Meeting of Stockholders 3025 Orchard Parkway, San Jose, CA 95134 P: (408) 321-6000 PROXY SOLICITED BY THE BOARD OF DIRECTORS Thomas Lacey, Paul Davis and Robert Andersen, or any of them acting alone, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Tessera Technologies, Inc. to be held on May 7, 2014 at 1:00 p.m. Pacific Daylight Time or at any postponement or adjournment thereof. Each of proposals 1 through 4 are proposed by Tessera Technologies, Inc. This proxy, when properly executed, will be voted in the manner directed herein. If no directions are indicated, the holder of the proxy will have the authority to vote “FOR” all Ten director nominees on proposal 1, and “FOR” on proposals 2, 3, and 4. In his discretion, the holder of the proxy is authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side 0000201389_2 R1.0.0.51160